Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

May 21, 2012

among

AMC ENTERTAINMENT HOLDINGS, INC.,

DALIAN WANDA GROUP CO., LTD.

and,

solely with respect to Section 2.11, Article 12, Section 13.01 and Section 13.06

the STOCKHOLDER REPRESENTATIVE referred to herein

i

(continued)

(continued)

		Page

ARTICLE 7
Covenants of Buyer
Section 7.01.	Formation and Obligations of Merger Subsidiary	61
Section 7.02.	Employee Matters	61

ARTICLE 8
Covenants of Buyer and the Company
Section 8.01.	Reasonable Best Efforts	62
Section 8.02.	PRC Regulatory Approval Dispute	68
Section 8.03.	Public Announcements	69
Section 8.04.	Further Assurances	69
Section 8.05.	Notices of Certain Events	69
Section 8.06.	Information Statement	70
Section 8.07.	Debt Financing	70
Section 8.08.	Indemnification and Insurance	73
Section 8.09.	Standstill Period	74

ARTICLE 9
Conditions to the Merger
Section 9.01.	Conditions to the Obligations of Each Party	75
Section 9.02.	Conditions to the Obligations of Buyer and Merger Subsidiary	76
Section 9.03.	Conditions to the Obligations of the Company	76

ARTICLE 10
Termination
Section 10.01.	Termination	77
Section 10.02.	Effect of Termination	78

ARTICLE 11
Survival of Representations and Warranties
Section 11.01.	Survival of Company Representations and Warranties	81
Section 11.02.	Survival of Buyer, Merger Subsidiary and the Surviving Corporation Representations and Warranties	81

ARTICLE 12
Indemnification
Section 12.01.	Indemnification	82
Section 12.02.	Exclusivity	85
Section 12.03.	Method of Asserting Claims	85
Section 12.04.	Manner of Payment	88
Section 12.05.	Stockholder Representative	89

(continued)

List of Exhibits

Exhibit A	Form of Stockholder Consent
Exhibit B	List of Stockholders Delivering Management Consents
Exhibit C	Form of Management Consent
Exhibit D	Form of Deposit Escrow Agreement
Exhibit E	Form of Indemnity Escrow Agreement
Exhibit F	Form of Letter of Transmittal
Exhibit G	Form of Equity Award Notice
Exhibit H	Form of FIRPTA Certificate
Exhibit I	Form of FIRPTA Notice
Exhibit J	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit K	Debt Commitment Letters
Exhibit L	Form of Opinion Regarding PRC Regulatory Approvals

v

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of May 21, 2012 among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), Dalian Wanda Group Co., Ltd., a company organized under the laws of the People’s Republic of China (“Buyer”) and, solely with respect to Section 2.11, Article 12, Section 13.01 and Section 13.06, Apollo Management V, L.P., in its capacity as the Stockholder Representative (as defined below).

W I T N E S S E T H :

WHEREAS, on the terms and subject to the conditions set forth herein, each of the Company and Buyer desire to effect a transaction in which Buyer will acquire the Company by means of a merger of Merger Subsidiary (the “Merger”) with and into the Company;

WHEREAS, the Board of Directors of each of the Company and Buyer have determined that the Merger is advisable and in the best interests of the Company and Buyer, respectively, and have unanimously approved and adopted this Agreement, the Merger and the transactions contemplated hereby;

WHEREAS, immediately following execution of this Agreement, on the date hereof, each of the Sponsors, collectively representing (A) a Requisite Stockholder Majority under, and for purposes of, the provisions of the Company’s certificate of incorporation as currently in effect and the Company Stockholder Arrangements and (B) a majority of the Company Stock, will execute and deliver to the Company a written consent substantially in the form set forth on Exhibit A hereto (each, a “Consent” and collectively the “Consents”), pursuant to which, among other things, each such Sponsor will act by written consent in favor of adoption of this Agreement and approval of the Merger and the transactions contemplated hereby, waive any and all rights under Delaware Law or otherwise to assert dissenters’ rights or demand appraisal of their shares of Company Stock in connection with the Merger and approve the termination, as of the Effective Time, of the Company Stockholder Arrangements, in accordance with their respective terms, and any other stockholder or similar agreements referenced in such Consent;

WHEREAS, concurrently herewith, each of the individuals listed on Exhibit B hereto (collectively, the “Individual Stockholders”) has executed and delivered to the Company a written consent substantially in the form set forth on Exhibit C hereto (each, a “Management Consent” and collectively, the “Management Consents”) pursuant to which each such Individual Stockholder has approved the termination, as of the Effective Time, of the Company Management Stockholder Agreement, in accordance with its terms; and

WHEREAS, concurrently herewith, each Management Member has entered into a subscription agreement (each, a “Subscription Agreement”) pursuant to which such

Management Member has agreed to purchase a specified number of shares of common stock of the Surviving Corporation on the terms set forth in such Subscription Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Closing Consideration” means $700,000,000 less (A) the total Transaction Expenses as set forth on the Transaction Expenses Certificate delivered by the Company pursuant to Section 2.10 less (B) the Indemnity Escrow Amount less (C) the amount of the Stockholder Representative Reserve plus (D) the aggregate exercise price of all Closing-In-The-Money Company Stock Options outstanding immediately prior to the Effective Time.

“Aggregate Consideration” means $700,000,000 less (A) the total Transaction Expenses as set forth on the Transaction Expenses Certificate delivered by the Company pursuant to Section 2.10 plus (B) the aggregate exercise price of all Final In-The-Money Company Stock Options outstanding immediately prior to the Effective Time.

“Aggregate Final Merger Consideration” means the Aggregate Closing Consideration plus any amounts paid out of the Indemnity Escrow Fund and the Stockholder Representative Reserve to Equityholders from time to time pursuant to Sections 12.04 and 12.05(d) plus the excess, if any, of (A) the aggregate exercise price of all Final In-The-Money Company Stock Options over (B) the aggregate exercise price of all Closing In-The-Money Company Stock Options.

“Applicable Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, in Beijing, People’s Republic of China or in the Hong Kong Special Administrative Region, are authorized or required by Applicable Law to close.

“Buyer Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Buyer to the Company.

“Buyer Material Adverse Effect” means with respect to Buyer, Merger Subsidiary or the Holding Companies, a material adverse effect on the ability of any such Person to timely consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is or is specified to be a party or perform any of its obligations hereunder or under any such other Transaction Document.

“Cash on Hand” means, as of any date, all cash on hand or other sources of immediately available funds of Buyer, including all amounts held in the name of Buyer in any operating bank account at a third party financial institution which are immediately available for use as of such date, less (a) all outstanding checks, unpaid drafts and wire transfers, cash serving as collateral, escrowed amounts, trapped cash and other cash amounts that may not be immediately distributed or transferred for any reason as of such date and (b)(i) all claims, damages, penalties, debts, liabilities, commitments and obligations (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated) of Buyer, in each case, to the extent such claims are due or past due and payable as of such date and (ii) all obligations of the type referred to in clause (b)(i) of other Persons, including Subsidiaries and Affiliates, for the payment of which Buyer is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations, in each case, as of such date, in each of cases (a) and (b), to the extent that such amounts are determinable.

“Class A-1 Common Stock” means Class A-l Common Stock, par value $0.01 per share, of the Company.

“Class A-2 Common Stock” means Class A-2 Common Stock, par value $0.01 per share, of the Company.

“Class L-1 Common Stock” means Class L-1 Common Stock, par value $0.01 per share, of the Company.

“Class L-2 Common Stock” means Class L-2 Common Stock, par value $0.01 per share, of the Company.

“Class N Common Stock” means Class N Common Stock, par value $0.01 per share, of the Company.

“Closing Fully Diluted Shares” means the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time, including for purposes of this computation (i) the aggregate number of shares of Company Stock issuable upon the exercise in full of all Closing In-The-Money Company Stock Options outstanding immediately prior to the Effective Time, whether or not vested or currently exercisable, without regard to the exercise price and (ii) the aggregate number of shares of Company Stock represented by all outstanding Company Restricted Shares.

“Closing In-The-Money Company Stock Option” means a Company Stock Option with a per share exercise price that is less than the Per Share Closing Date Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or any of its Subsidiaries and any labor organization or other authorized employee representative representing any officer, employee or independent contractor of the Company or any of its Subsidiaries.

“Common Stock” means Common Stock, par value $0.01 per share, of the Company.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of March 31, 2011 and the footnotes thereto set forth in Amendment No. 7 to the Form S-1/A filed by the Company with the SEC on December 9, 2011.

“Company Balance Sheet Date” means March 31, 2011.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Buyer.

“Company Management Stockholder Agreement” means the Management Stockholders Agreement of the Company dated as of June 11, 2007 and filed as Exhibit 10.4 to the Current Report on Form 8-K of AMC Entertainment Inc. filed with the SEC on June 13, 2007.

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to timely consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is or is specified to be a party or perform its obligations hereunder or under any such other Transaction Document; provided that “Company Material Adverse Effect” shall be deemed not to include any material adverse effect to the extent arising out of or resulting from one or more of the following: (A) changes in the financial or securities markets or general economic or political conditions in the United States, China or anywhere else in the world not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism, or natural disasters or other force majeure events in the United States of America, China or anywhere else in the world not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the mere failure by the Company to meet any internal or external projections, estimates or budgets for any period prior to, on or after the date of this Agreement (it being understood and agreed that the underlying change, event, occurrence or state of facts giving rise to such failure may constitute or contribute to a Company Material Adverse Effect), (E) compliance with the terms of, or the taking of any action required by, this Agreement, or the failure to take any action prohibited by this Agreement, (F) the availability or cost of any equity, debt or other financing from or to Buyer or Merger Subsidiary (or, for the benefit thereof, to the Company and its Subsidiaries), including, without limitation any Indebtedness of the Company and its Subsidiaries that is required to be repaid as a result of the transactions contemplated hereby, (G) any matters expressly set forth on the Company Disclosure Schedule, provided, however, that (i) each such matter is expressly identified as being included in this clause (G) for purposes of this definition, (ii) alongside each such matter is set forth the Company’s good faith estimate of the maximum potential monetary impact and any other potential adverse effects of the applicable matter on the Company and its Subsidiaries and (iii) only such quantified impact as so set forth on the Company Disclosure Schedule pursuant to the preceding clause (ii) shall be included in this clause (G), (H) any actions taken, or failure to take action, by the Company or any of its Subsidiaries, in each case, which Buyer or Merger Subsidiary has expressly approved, requested or consented to in writing, (I) any change in GAAP or other accounting standards or any Applicable Law or, in each case, in interpretations thereof and, solely for purposes of clause (i) of the definition of “Company Material Adverse Effect”, (J) the announcement or the pendency of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby.

“Company S-I” means the registration statement on Form S-1 of the Company filed on July 14, 2010, as such Form S-1 has been or will be amended subsequent to July 14, 2010.

“Company Stock” means the shares of Class A-1 Common Stock, Class A-2 Common Stock, Class L-1 Common Stock, Class L-2 Common Stock, Class N Common Stock and Common Stock.

“Company Stockholder Agreement” means the Stockholders Agreement of the Company dated as of June 11, 2007 and filed as Exhibit 10.3 to the Current Report on Form 8-K of AMC Entertainment Inc. filed with the SEC on June 13, 2007.

“Company Stockholder Arrangements” means the Company Management Stockholder Agreement, the Company Stockholder Agreement and the Company Voting Agreements.

“Company Title Insurance Policies” means all of the Company’s owner and leasehold title insurance policies with respect to the Real Properties that are set forth on Section 1.01(a) of the Company Disclosure Schedule.

“Company Voting Agreements” means the Voting and Irrevocable Proxy Agreements of the Company, each dated as of June 11, 2007 and filed, respectively, as Exhibits 10.5 and 10.6 to the Current Report on Form 8-K of AMC Entertainment Inc. filed with the SEC on June 13, 2007.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Consent Decrees” means each of the Consent Decrees, dated as of May 21, 2010 and December 20, 2005, entered into by the Company with the United States Department of Justice in connection with the Company’s acquisition of Kerasotes Showplace Theatres, LLC in March 2010 and of LCE Holdings, Inc. in January 2006.

“Contract” means any currently effective written contract, commitment, understanding, indenture, note, bond, lease or other legally binding written agreement, instrument or arrangement.

“Damages” means any damages actually incurred by the Surviving Corporation or any of its Subsidiaries, net of the value of any assets or other benefits accruing to or received by the Company, the Surviving Corporation or any of its Subsidiaries (as applicable) that relate to the facts, events or circumstances giving rise to such damages; provided, however, that, in each case, “Damages” shall not include any claims or related costs or expenses or contingencies or consequential, incidental, indirect, remote, special, punitive, exemplary, opportunity cost or treble damages or loss of future revenue, income or profits, diminution of value, damages based on a multiple of earnings or value or loss of business reputation or opportunity.

“Debt Financing Sources” means the financial institutions party to the Debt Commitment Letters on the date hereof.

“Debt Instruments” means the following outstanding notes of the Reporting Subsidiary: (i) the 8% senior subordinated notes due 2014 issued pursuant to the indenture, dated as of February 24, 2004, among the Reporting Subsidiary and HSBC Bank USA, as trustee, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; (ii) the 8.75% senior notes due 2019 issued pursuant to the indenture, dated as of June 9, 2009, among the Reporting Subsidiary and

U.S. Bank National Association, as trustee, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time; and (iii) the 9.75% senior subordinated notes due 2020 issued pursuant to the indenture, dated as of December 15, 2010, among the Reporting Subsidiary and U.S. Bank National Association, as trustee, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Debt Refinancing” means the refinancing of all outstanding Indebtedness, including any potential repayment at Closing of all borrowings outstanding under the Subsidiary Credit Agreement and including any potential redemption or repurchase following the Closing of all outstanding Debt Instruments upon the exercise by the holders thereof of rights granted to them pursuant to the terms of such Debt Instruments to require the Company to so redeem or repurchase such Debt Instruments upon the occurrence of a “Change of Control”, as such term is defined in the applicable Debt Instrument and, in each case, all accrued interest, premiums, penalties, charges and other fees and expenses payable in connection with any of the foregoing.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Deposit Escrow Agreement” means that certain agreement, dated as of the date hereof, by and among the Company, Buyer and the Deposit Escrow Agent, in the form attached hereto as Exhibit D.

“Dispute Period” means the period ending forty (40) days following receipt by the Stockholder Representative of either a Claim Notice or an Indemnity Notice.

“Employee Plan” means any (w) “employee benefit plan”, as defined in Section 3(3) of ERISA; (x) any employment, consultancy, severance or similar service agreement, plan, arrangement or policy; or (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits); in each case which is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any Affiliate and covers any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any liability; provided that any International Plan (and any plan or program that would otherwise constitute an International Plan, but for the proviso in the definition of such term) and any Multiemployer Plan shall not constitute an Employee Plan.

“Environmental Law” means any Applicable Law, permit or governmental restriction or requirement relating to the environment or any pollutant, contaminant, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Equityholders” means all holders of Company Stock, Company Stock Options and Company Restricted Shares (each, an “Equityholder”).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Final Fully Diluted Shares” means the aggregate number of shares of Company Stock outstanding immediately prior to the Effective Time, including for purposes of this computation (i) the aggregate number of shares of Company Stock issuable upon the exercise in full of all Final In-The-Money Company Stock Options outstanding immediately prior to the Effective Time, whether or not vested or currently exercisable, without regard to the exercise price and (ii) the aggregate number of shares of Company Stock represented by all outstanding Company Restricted Shares.

“Final In-The-Money Company Stock Option” means a Company Stock Option with a per share exercise price that is Iess than the Final Per Share Consideration, as determined from time to time.

“Final Per Share Consideration” means the Aggregate Final Merger Consideration divided by the Final Fully Diluted Shares.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official (including any court, tribunal or arbitral body) and any political subdivision thereof, including the NDRC, the MOFCOM and the SAFE.

“Hazardous Substances” means any pollutant, contaminant, or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, toxic mold, asbestos and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means (i) all outstanding borrowings of the Company or any of its Subsidiaries under the Subsidiary Credit Agreement and (ii) the aggregate principal amount of all Debt Instruments outstanding.

“Indemnity Escrow Agreement” means that certain agreement, to be executed at Closing by and among the Indemnity Escrow Agent, the Surviving Corporation, Buyer and the Stockholder Representative, in the form attached hereto as Exhibit E.

“Indemnity Escrow Amount” means $35,000,000.

“Intellectual Property” shall mean (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person (the “Trade Secrets”); (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

“International Plan” means, whether or not written and whether or not required by Applicable Law, (x) any employment, consultancy, severance or similar agreement, plan, arrangement or policy or (y) any other plan or arrangement providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, disability or sick leave benefits, life insurance, employee assistance program, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or insurance benefits), which, in the case of (x) or (y) is sponsored, maintained, administered, contributed to, extended or arranged by the Company or any of its Subsidiaries and covers any current or former employee, officer, director or independent contractor of the Company where such individuals are located exclusively outside of the United States; provided, however, that a plan or program sponsored, maintained, administered or operated by a Governmental Authority (including the State Earnings Related Pension Scheme in the United Kingdom) and any Multiemployer Plan shall not constitute an International Plan.

“Investment Canada Act” means the Investment Canada Act (Canada).

“IT Assets” shall mean computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries, or licensed or leased by the Company or its Subsidiaries pursuant to a written agreement (excluding any public networks).

“knowledge” means (a) except as otherwise specified in Section 12.01 of this Agreement, with respect to the Company and its Subsidiaries, the actual knowledge, without obligation of inquiry, of the individuals listed on Section 1.01(b) of the Company Disclosure Schedule and (b) with respect to Buyer, the actual knowledge, without obligation of inquiry, of the individuals listed on Section 1.01 of the Buyer Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or, encumbrance of any kind in respect of such property or asset, including the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Management Member” means the eleven (11) individuals listed on Section 1.01(c) of the Company Disclosure Schedule.

“Management Stockholders’ Agreement” means that certain agreement between the Management Members and the Surviving Corporation, to be entered into and effective as of the Effective Time, substantially in the form attached to the Subscription Agreements.

“Merger Subsidiary” means a Delaware corporation to be formed by Buyer or a Holding Company prior to the Effective Time for the purpose of effecting the Merger and the other transactions contemplated hereby.

“MOFCOM” means the Ministry of Commerce of the PRC as well as its local counterpart in Dalian, Liaoning province of the PRC.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA, which is contributed to by the Company or any of its Subsidiaries.

“NDRC” means the National Development and Reform Commission of the PRC as well as its local counterpart in Dalian, Liaoning province of the PRC.

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereby.

“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereby.

“Option Holder” means any holder of Company Stock Options.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Lien” means (a) zoning and planning restrictions, easements, permits and other restrictions or limitations of public record affecting the use of such properties; provided, that, individually and in the aggregate, such restrictions, easements and permits do not interfere materially with the current use of such property (assuming its continued

use in the manner in which it is currently used) or, with respect to unimproved or vacant real property, interfere materially with the intended use of such property, as applicable, on the date hereof and do not materially impair the use of such properties as motion picture theatres or for such other purposes as such properties are currently being used; (b) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business and securing obligations not yet due and payable; (c) Liens for Taxes not yet due or being contested in good faith, provided adequate reserves (based on good faith estimates of management) have been set aside for the payment thereof; (d) Liens arising pursuant to the terms of the Leases, as applicable (other than Liens arising due to any default, or circumstance which with the lapse of time or giving of notice thereof would constitute a default, thereunder); (e) Liens caused by or resulting from the action of Buyer or any of its Affiliates; (f) other Liens, whether or not of record, or any encroachments or other survey defects, that individually and in the aggregate do not materially detract from the value of, or materially impair the existing use of, the relevant Real Property; (g) Liens securing indebtedness of the Company and its Subsidiaries; (h) the Liens set forth on Section 1.01(d) of the Company Disclosure Schedule; (i) any title exception disclosed in any Company Title Insurance Policies (whether material or immaterial) made available to Buyer, provided that such title exceptions are not otherwise prohibited by this Agreement; (j) Liens and obligations arising under the Material Contracts and Leases; (k) Liens imposed or promulgated by Applicable Law or any Governmental Authority; (1) nonexclusive licenses granted in the ordinary course of business; and (m) other Liens being contested in the ordinary course of business in good faith, provided an appropriate reserve has been established therefor on the Company’s financial statements (based on the good faith estimates of management).

“Per Share Closing Date Consideration” means the Aggregate Closing Consideration divided by the Closing Fully Diluted Shares.

“Per Share Merger Consideration” means the Aggregate Consideration divided by the Final Fully Diluted Shares.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“PRC” means the People’s Republic of China, excluding Hong Kong, Macau and Taiwan.

“PRC Regulatory Approvals” means, all preliminary and final approvals from any Governmental Authority in the PRC that are required in connection with or as a result of the execution and delivery by each of Buyer and Merger Subsidiary of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the performance by Buyer and Merger Subsidiary of their respective obligations hereunder and thereunder, including the (i) approval of the NDRC, (ii) approval of the MOFCOM and (iii) such foreign exchange registrations and filings with SAFE, in each case, as are required under the Applicable Law of the PRC (A) for Buyer or its Affiliates to make payments from the PRC to another jurisdiction pursuant to the approvals referenced in the preceding clauses (i) through (iii) above and (B) to consummate all of the Debt Financing and the Debt Refinancing at the times, and in the manner, specified in the Transaction Documents, the Subsidiary Credit Agreement and the Debt Instruments, as the case may be. In the case of any PRC Regulatory Approval referenced in clauses (i) through (iii) above, such approvals, registration or filing shall be issued by or filed with (as the case may be) either the national level of the applicable authority or, to the extent required or available, such authority’s relevant local branch with authorization from the applicable national level authority.

“Proceeding” means any civil, criminal or administrative action, audit, suit, petition, lawsuit, claim, counterclaim, hearing, investigation, arbitration, eminent domain or condemnation proceeding, or any other proceeding at law, or in equity, by or before any Governmental Authority.

“Pro Rata Percentage” means, with respect to any (i) Stockholder or Restricted Share Holder, the percentage equivalent of the fraction, the numerator of which shall be the number of shares of Company Stock or Restricted Shares (as applicable) held by such Stockholder or Restricted Share Holder immediately prior to the Effective Time and the denominator of which shall be the total number of Final Fully Diluted Shares and (ii) Option Holder, the percentage equivalent of the fraction, the numerator of which shall be the number of shares of Company Stock that such Option Holder would be entitled to receive upon exercise of the Final In-The-Money Company Stock Options held by such Option Holder immediately prior to the Effective Time without regard to the exercise price and the denominator of which shall be the total number of Final Fully Diluted Shares.

“Related Person” means, with respect to any Person, such Person’s former, current or future Representatives, direct or indirect equity holders, controlling persons, general or limited partners, members, stockholders, Affiliates and assignees, but, with respect to Related Persons of the Company prior to the Effective Time, shall not include Buyer or any of its controlled Affiliates.

“Reporting Subsidiary” means AMC Entertainment Inc., a wholly-owned Subsidiary of the Company.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, consultants, accountants, attorneys, investment bankers, agents, advisors and other representatives, as applicable.

“Required Third Party Consents” means each Third Party Consent set forth on Section 9.02(b) of the Company Disclosure Schedule.

“Requisite Stockholder Majority” has the meaning ascribed to it in Section 12(a) of the Company Stockholder Agreement.

“Restricted Share Holder” means any holder of Company Restricted Shares.

“SAFE” means the State Administration of Foreign Exchange of the PRC as well as its applicable local counterpart.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Specified Stockholders” means those Stockholders set forth on Section 2.04(a)(i) of the Company Disclosure Schedule who shall receive the applicable portion of the Aggregate Closing Consideration on behalf of and for distribution to the Stockholders identified on such schedule.

“Sponsor” means each of Apollo Investment Fund V, L.P., J.P. Morgan Partners (BHCA), L.P., Bain Capital (Loews) I, LLC, Carlyle Partners III Loews, L.P. and Spectrum Equity Investors IV, L.P., in each case together with any related entities of such Sponsor that also hold shares of Company Stock.

“Sponsor Fee Agreement” means the Fee Agreement of the Company dated as of June 11, 2007 and filed as Exhibit 10.7 to the Current Report on Form 8-K of AMC Entertainment Inc. filed with the SEC on June 13, 2007.

“Sponsor Annual Management Fee” means the Management Fee as defined in, and payable by the Company to the Sponsors pursuant to and in accordance with, Section 3 of the Sponsor Fee Agreement.

“Sponsor Lump Sum Fee” means the Lump Sum Payment as defined in, and payable by the Company to the Sponsors upon a Change of Control (as defined in the Sponsor Fee Agreement) pursuant to and in accordance with, Section 3 of the Sponsor Fee Agreement and in the amount set forth on Section 4.12(c) of the Company Disclosure Schedule.

“Stockholder” means any holder of Company Stock.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Subsidiary Credit Agreement” means the Credit Agreement among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp North America, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex, dated as of January 26, 2006 as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Buyer or any of its Affiliates or any Governmental Authority.

“Third Party Consents” means all consents, approvals, waivers, authorizations, notices and filings required to be obtained by the Company or any of its Subsidiaries from any Third Party, in each case, in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby (other than the Debt Financing and the Debt Refinancing) or pursuant to the provisions of (or as otherwise required to maintain or renew) any Lease, Material Contract or material Company Permit.

“Title IV Plan” means any Employee Plan subject to Title IV of ERISA, other than a Multiemployer Plan.

“Transaction Documents” means this Agreement, the Deposit Escrow Agreement, the Indemnity Escrow Agreement and all other documents, agreements and instruments executed and delivered in connection herewith and therewith, in each case, as amended, modified or supplemented from time to time; provided, that for the purposes of this definition, the Subscription Agreements, the Management Stockholders’ Agreement and any document, agreement or instrument executed in connection with the Debt Financing or the Debt Refinancing shall only be a Transaction Document of Buyer, Merger Subsidiary and the Holding Companies (as applicable).

“Transaction Expenses” means, without duplication, the aggregate amount of the following fees, costs or expenses incurred between March 31, 2011 and the Closing by the Company or any of its Subsidiaries, whether payable prior to, at or following the Closing and whether incurred on behalf of the Company, any Subsidiary, any Sponsor, any other Stockholder or any Management Member: (A) the third party legal, financial advisory, accounting, investment banking and any other third party fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including, without limitation, (x) all fees and expenses that are payable to Citigroup Global Markets, Inc. or any Affiliate thereof, to Weil, Gotshal & Manges LLP and, if applicable, to any other law firm or attorney on behalf of any Management Member, (y) the amount of the Sponsor Lump Sum Fee as set forth on Section 4.12(c) of the Company Disclosure Schedule, but solely to the extent actually paid to the Sponsors at or prior to the Closing, and (z) all fees and expenses that are payable pursuant to the agreements listed on Section 1.01(e) of the Company Disclosure Schedule plus (B) all bonus amounts set forth on Section 1.01(f) of the Company Disclosure Schedule and paid or payable to any Management Member prior to or at the Closing as a result of and contingent upon the consummation of the transactions contemplated hereby plus (C) $1,500,000 plus (D) 50% of all fees and expenses that are payable to the Deposit Escrow Agent or the Indemnity Escrow Agent in accordance with the terms, and subject to the conditions, of the Deposit Escrow Agreement and the Indemnity Escrow Agreement respectively. For the avoidance of doubt, (i) a Transaction Expense which has been paid by any Person other than the Company and its Subsidiaries shall not be treated as a Transaction Expense incurred by the Company or any of its Subsidiaries for purposes of this definition and (ii) except as set forth in subclause (B) above, Transaction Expenses shall not include any cash or equity or other amounts paid or payable to any Management Member prior to, at or following the Closing in connection with the transactions contemplated hereby and by the other Transaction Documents.

“WARN Act” means the Worker Adjustment and Retraining Notification Act.

(b)                                 Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Approved Expenses	8.07(e)
Buyer	Preamble
Cap	12.01(c)(ii)
Certificates	2.04(a)(i)
CFIUS	5.05(b)
Claim Notice	12.03(a)
Closing	2.01(b)
Closing Date	2.01(b)
Company	Preamble
Company Board Resolutions	4.02(b)
Company Joint Venture	4.23(a)(i)
Company Joint Venture Agreements	4.23(a)(iii)
Company Permits	4.13(a)
Company Restricted Share	4.05(b)
Company SEC Documents	4.07(a)
Company Securities	4.05(c)
Company Stock Option	4.05(b)
Company Stockholder Approvals	4.02(a)
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	6.02
Consents	Recitals
Continuing Employee	7.02(a)
Debt Commitment Letters	5.09(c)
Debt Financing	5.09(c)
Deductible	12.01(c)(i)
Deposit Escrow Agent	2.03(a)
Deposit Escrow Amount	2.03(a)
Draft Filing	8.01(c)
D&O Tail Policies	8.08(b)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Enforceability Exceptions	4.02(a)

Term	Section
Equity Award Notice	2.04(f)
Exon-Florio Filing	5.05(b)
Final Notice	8.01(c)
Holding Companies	5.01
Indemnified Persons	8.08(a)
Indemnity Claim	12.03(b)
Indemnity Escrow Agent	2.03(b)
Indemnity Escrow Amount Balance	2.04(a)
Indemnity Escrow Fund	2.03(b)
Indemnity Escrow Termination Date	12.01(b)
Indemnity Notice	12.03(b)
Individual Stockholders	Recitals
Information Statement	8.06
Initiating Party	8.02
IRS	4.18(e)
Joint Certificate	2.03(b)
LCIA	13.06(b)
Leased Real Properties	4.15(b)
Lease	4.15(b)
Letter of Transmittal	2.04(a)(i)
Management Consents	Recitals
Majority Holders	12.05(e)
Material Contract	4.22(a)
Merger	Recitals
Net Benefit Letter	8.01(e)
Notice of Disagreement	8.02
Opinion	8.02
Opinion Period	8.02
Owned Real Properties	4.15(a)
PRC Firm	8.02
Pre-End Date	10.01(b)(i)
Present Fair Salable Value	5.10
Real Properties	4.15(b)
Required Divestitures	4.25
Stockholder Representative	12.05(a)
Stockholder Representative Reserve	2.04(a)(iv)
Solvent	5.10
Solvency	5.10
Standstill Period	8.09
Subleases	4.15(c)
Subscription Agreement	Recitals
Surviving Corporation	2.01(a)
Tax	4.18(m)
Taxing Authority	4.18(m)

Term	Section
Tax Return	4.18(m)
Tax Sharing Agreements	4.18(m)
Third Party Claim	12.03(a)
Transaction Expenses Certificate	2.10(a)
Transfer Taxes	13.03(b)
Uncertificated Shares	2.04(a)(i)

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The phrase “made available”, “provided to”, “delivered to” or “furnished to” or other similar terms means that the information referred to has been physically or electronically delivered to the relevant parties, in each case, prior to the date hereof, including, in the case of “made available”, “provided to”, “delivered to” or “furnished to” or other similar terms to Buyer or Merger Subsidiary, (i) material contained in any Company SEC Document, subject to Section 13.04(b), (ii) material posted and thereby made available to Buyer or Merger Subsidiary through any on-line “virtual data room” established by the Company or its Representatives on behalf of the Company, (iii) written material provided or disclosed by the Company or its Representatives on behalf of the Company in response to diligence requests by or on behalf of Buyer or Merger Subsidiary and (iv) other information about the Company conveyed in writing by the Company or its Representatives to Buyer or Merger Subsidiary, in each case, prior to the date of this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. References to “$” shall be deemed to be a reference to the lawful currency of the United States, unless otherwise specified.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)                                 Subject to the provisions of Article 9 and the following proviso, unless otherwise mutually agreed in writing between the Company and Buyer, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 no later than on the tenth (10th) Business Day following the satisfaction or, to the extent permitted by Law, waiver (by the party entitled to grant such waiver) of the conditions set forth in Article 9 (other than the conditions which by their nature can only be satisfied at the Closing); provided, however, that, notwithstanding the foregoing, without the prior consent of Buyer, the Closing shall in no event occur until the date that is ninety (90) days after the date of this Agreement. The date on which the Closing actually occurs is referred to as the “Closing Date.”

(c)                                  At the Closing, the Company and Merger Subsidiary shall file a certificate of merger in form and substance satisfactory to each party with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d)                                 From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares. At the Effective Time:

(a)                                 Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.05, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the Per Share Merger Consideration; provided, that (1) the portion of the Per Share Merger Consideration representing such holder’s portion of the Indemnity Escrow Fund shall only be paid, if at all, in the manner and at the times set forth in Section 12.04, and (2) the portion of the Per Share Merger Consideration representing such holder’s portion of the Stockholder Representative Reserve shall only be paid, if at all, in the manner and at the times set forth in Section 12.05(d). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Per Share

Merger Consideration to be paid in accordance with this Section 2.02 and Section 2.04, without interest.

(b)                                 Each share of Company Stock held by the Company as treasury stock or owned by Buyer or any of its Subsidiaries immediately prior to the Effective Time shall he canceled, and no payment shall be made with respect thereto.

(c)                                  Each share of Company Stock held by any Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d)                                 Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A Common Stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03.  Deposit Escrow. (a) Simultaneously with the execution of this Agreement, Buyer has deposited with Citibank, N.A., Hong Kong Branch (the “Deposit Escrow Agent”) cash in the amount of U.S. $30,000,000 (the “Deposit Escrow Amount”) pursuant to the Deposit Escrow Agreement.

(b)                                 The Deposit Escrow Agent shall hold the Deposit Escrow Amount in accordance with the terms of the Deposit Escrow Agreement in order to secure Buyer’s obligations pursuant to Sections 10.02(b)(iv) - 10.02(b)(vi) hereunder in the event this Agreement is terminated. At the Closing, Buyer and the Company shall deliver to the Deposit Escrow Agent a joint payment instruction duly executed by Buyer and the Company in accordance with the requirements of the Deposit Escrow Agreement (a “Joint Certificate”) directing the Deposit Escrow Agent to release the Deposit Escrow Amount and all interest credited thereon through the date of such release and deliver such amount to Citibank, N.A., New York Branch (the “Indemnity Escrow Agent”) for deposit into the escrow account to be established by the Indemnity Escrow Agent pursuant to the Indemnity Escrow Agreement (the “Indemnity Escrow Fund”). The Indemnity Escrow Agent shall hold and disburse the Indemnity Escrow Amount pursuant to the terms of the Indemnity Escrow Agreement. In furtherance and not in limitation of the foregoing, the Indemnity Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Indemnity Escrow Agreement.

Section 2.04.  Surrender and Payment. (a) Except as set forth in the following sentence, the Company shall act as paying agent in effecting the exchange of Company Stock provided for herein. At the Closing, Buyer shall pay (or cause to be paid) by wire transfer of immediately available funds:

(i)                                          to each Specified Stockholder on behalf of each holder of Company Stock, as set forth on Section 2.04(a)(i) of the Company Disclosure Schedule, who has duly executed and delivered to the Company, no later than two (2) Business Days prior to the Closing Date, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper (x) delivery of the certificates representing shares of Company Stock (the “Certificates”) or (y) transfer of the uncertificated shares of Company Stock (the “Uncertificated Shares”) to the Company) in the form set forth on Exhibit F hereto (each, a “Letter of Transmittal”) and the Certificates or Uncertificated Shares in respect therefore, an amount in cash (in U.S. dollars) equal to the amount of the aggregate Per Share Closing Date Consideration for the total shares of Company Stock represented thereby, in accordance with the instructions included in the Letter of Transmittal of the applicable Specified Stockholder;

(ii)                                       to the Company, an amount in cash (in U.S. dollars) equal to the remainder of the Aggregate Closing Consideration payable to the other holders of Company Stock, Company Stock Options and Company Restricted Shares to the account (or accounts) specified by the Company, to be held in a separate segregated account, designated as such, for the sole purpose of disbursement to such holders pursuant to this Section 2.04;

(iii)                                    to the Indemnity Escrow Agent, an amount in cash equal to U.S. $5,000,000 less the amount of all interest credited on the Deposit Escrow Amount through the date of the release of the Deposit Escrow Amount by the Deposit Escrow Agent into the Indemnity Escrow Fund (the “Indemnity Escrow Amount Balance”), for deposit into the Indemnity Escrow Fund; and

(iv)                                   to an account designated by the Stockholder Representative, an amount in cash equal to U.S. $2,000,000 (the “Stockholder Representative Reserve”).

Promptly following the date hereof, the Company shall make the Letter of Transmittal available to all holders of Company Stock.

(b)                                 After the Effective Time, upon surrender of such Certificates or Uncertificated Shares to the Company, together with a Letter of Transmittal, duly completed and validly executed and delivered in accordance with the instructions thereto, the holder of such Certificate or Uncertificated Shares shall be entitled to receive, from the Company, in exchange therefor, the aggregate Per Share Merger Consideration for such Company Stock in cash, as set forth in, and subject to, the provisions of this Agreement, including Section 2.02(a), and such Certificates or Uncertificated Shares shall be cancelled. Until surrendered as contemplated by, and in accordance with, this Section 2.04, each Certificate or Uncertificated Shares shall be deemed at any time after the Effective Time to represent only the right to receive the aggregate Per Share Merger Consideration, for such Company Stock in cash, as set forth in, and subject to, the provisions of this Agreement, including Section 2.02(a).

(c)                                  If any portion of the Per Share Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Company any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Company that such tax has been paid or is not payable.

(d)                            After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Per Share Merger Consideration provided for, and in accordance with the procedures set forth in, this Agreement, including Section 2.02(a).

(e)                                  Any portion of the Aggregate Closing Consideration made available to the Company pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of Company Stock six (6) months after the Effective Time shall be returned to Buyer, upon demand, and any holder who has not exchanged shares of Company Stock for the Per Share Merger Consideration in accordance with this Section 2.04 prior to that time shall thereafter look only to the Company for payment of the Per Share Merger Consideration, as set forth in, and subject to, the provisions of this Agreement, including Section 2.02(a), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Buyer shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)                                   Promptly after the date hereof, the Company shall furnish to each holder of a Company Stock Option and each holder of a Company Restricted Share, a notice and consent (each, an “Equity Award Notice”) in the form attached hereto as Exhibit G. The Company shall pay to each former holder of a Company Stock Option and each former holder of a Company Restricted Share an amount in cash calculated in accordance with Section 2.09(a)(i) with respect to each Company Stock Option held by such holder at Closing and an amount in cash calculated in accordance with Section 2.09(b)(i) with respect to each Company Restricted Share held by such holder at Closing, in each case, through a special payroll of the Company to be effected on the Closing Date. Buyer shall be responsible for ensuring that all payments to be made to each holder of a Company Stock Option and each holder of a Company Restricted Share pursuant to this Agreement are made by the Company or the Surviving Corporation (as applicable) in accordance with this Agreement, and Buyer shall be liable to each holder of a Company Stock Option and each holder of a Company Restricted Share for any failure by the Surviving Corporation to discharge such payment obligations in accordance with the terms hereof.

Section 2.05. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Per Share Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Merger Consideration as set forth in, and subject to, the provisions of this Agreement, including Section 2.02(a). The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Buyer, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.06.  Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the amount of the Per Share Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07.  Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Merger Subsidiary, the Surviving Corporation and Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Company, Merger Subsidiary, the Surviving Corporation or Buyer, as the case may be, so withholds any amounts described in the preceding sentence, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which the Company, the Surviving Corporation or Buyer, as the case may be, made such deduction and withholding; provided, however, that any amounts so withheld under any provision of PRC Tax law or Hong Kong Tax law solely as a result of Buyer or any Subsidiary of Buyer being a company organized under PRC law and Hong Kong law, as applicable (other than any such amounts withheld with respect to a holder of Company Stock who is a PRC resident for PRC Tax purposes or Hong Kong resident for Hong Kong Tax purposes) shall not be treated as having been paid to the applicable Person under this Agreement and therefore shall be treated as payable; provided, further, that in the case of any non-United States (federal, state or local) withholding, Buyer shall provide the Stockholder Representative notice of the applicability of such withholding at least five (5) Business Days prior to the Closing, and the parties shall endeavor in good faith to structure the transaction to avoid such withholding.

Section 2.08.  Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Company will issue, in exchange for such lost, stolen or destroyed Certificate, the Per Share Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as set forth in, and subject to, the provisions of this Agreement, including Section 2.02(a).

Section 2.09.  Outstanding Equity Awards. (a) At or immediately prior to the Effective Time, each Company Stock Option, whether or not vested or exercisable, shall be canceled. Each holder of any such Company Stock Option shall have the right to receive from the Company or the Surviving Corporation, as applicable, in respect of such Company Stock Option, (i) an amount in cash, payable at or promptly after the Effective Time, equal to (A) the excess, if any, of the Per Share Closing Date Consideration over the applicable per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Company Stock Option and (ii) an amount in cash, if any, payable following the Closing Date in accordance with Sections 12.04 and 12.05(d) (it being understood that each holder of an unexercised Company Stock Option with a per share exercise price equal to or greater than the Final Per Share Consideration shall not have the right to receive any consideration therefor under this Agreement).

(b)                                 At or immediately prior to the Effective Time, each Company Restricted Share shall be canceled. Each holder of any such Company Restricted Share shall have the right to receive from the Company or the Surviving Corporation, as applicable, in respect of such Company Restricted Share, (i) an amount in cash, if any, payable on or following the Closing Date, equal to the Per Share Closing Date Consideration and (ii) an amount in cash, payable in accordance with Sections 12.04 and 12.05(d).

(c)                                  The Board of Directors of the Company shall take such actions in respect of the Company Stock Options and Company Restricted Shares as may be required to give effect to the provisions of this Section 2.09.

Section 2.10.  Additional Closing Deliverables. (a) Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver, or cause the delivery, to Buyer and Merger Subsidiary of a certificate (the “Transaction Expenses Certificate”) setting forth (i) a reasonably detailed calculation of all Transaction Expenses that have been incurred as of such date with a statement that no Transaction Expenses other than those shown on such calculation have been incurred as of such date by the Company or any of its Subsidiaries and (ii) a good faith estimate of all Transaction Expenses that the Company or any Subsidiary thereof are expected to incur following such date, together with a reasonably detailed schedule setting forth the calculation underlying such estimate. Buyer and its Representatives shall cooperate with the Company to assist in the preparation of the Transaction Expenses Certificate.

(b)                                 At the Closing, Buyer and Merger Subsidiary, as applicable, shall deliver to the Company each of the following:

(i)                                     to the extent not previously delivered, a duly executed counterpart to each Transaction Document to which Buyer or Merger Subsidiary, as the case may be, is a party; and

(ii)                                  a certificate, dated the Closing Date and signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of Buyer pursuant to Section 9.03(a)(v) hereto.

(c)                                  At the Closing, the Company shall deliver, or cause the delivery, to Buyer and Merger Subsidiary of each of the following:

(i)                                     to the extent not previously delivered, a duly executed counterpart to each Transaction Document to which the Company is a party;

(ii)                                  a certificate, dated the Closing Date and signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company pursuant to Section 9.02(a)(iv) hereto;

(iii)                               to the extent requested by Buyer at least five (5) Business Days prior to the Closing Date, duly executed and valid resignations, effective as of immediately following the Effective Time, of each director of the Company and its Subsidiaries; and

(iv)                              (A) a certification relating to the Company’s status as a “United States real property holding corporation” substantially in the form attached hereto as Exhibit H and (B) a notice to the Internal Revenue Service, signed by the Company, substantially in the form attached hereto as Exhibit I; provided, however, that if Buyer makes a request to the Company no later than five (5) Business Days prior to the Closing Date, the Company shall deliver the certification and notice described in clauses (A) and (B) of this Section 2.10(c)(iv) to each of Buyer and a Holding Company that Buyer specifies in its request; provided further, that Buyer’s only recourse in the event that the Company fails to make the deliveries set forth in this Section 2.10(c) iv shall be to withhold an appropriate amount from the consideration otherwise payable pursuant to this Article 2 in accordance with Section 1445 of the Code and to remit such amount to the IRS.

Section 2.11.  Indemnity Escrow Release. Following the Indemnity Escrow Termination Date, the Indemnity Escrow Agent shall pay all amounts remaining in the Indemnity Escrow Fund, including any interest and other income resulting from the investment of such amounts, in the manner, at the time and to the Persons set forth in Section 12.04.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.                          Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation, as amended and restated substantially in the form of Exhibit J hereto, until amended in accordance with Applicable Law.

Section 3.02.                          Bylaws. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03.                          Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 13.04, except as disclosed in any Company SEC Document filed before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company makes the following representations and warranties to Buyer as of the date of this Agreement (except to the extent that such representations and warranties specifically speak as of another date, in which case, as of such date):

Section 4.01.                          Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept or a similar concept) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date hereof, the Company has furnished to Buyer complete and accurate copies of its certificate of incorporation and bylaws as currently in effect, and the Company is in compliance, in all material respects, with all terms and provisions thereof.

Section 4.02.                          Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby, are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of (i) the Requisite Stockholder Majority and (ii) the holders of a majority of the outstanding shares of Company Stock, voting as a single class, are the only votes of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (collectively, the “Company Stockholder Approvals”). The Company Stockholder Approvals have been duly and validly obtained by virtue of the Consents delivered on the date hereof by each of the Sponsors, whose collective holdings of Company Stock represent the Requisite Stockholder Majority and a majority of the outstanding shares of Company Stock as of the date hereof. Section 4.02 of the Company Disclosure Schedule sets forth a true, accurate and complete list, as of the date hereof, of the number and class of shares of Company Stock, each Stockholder owning such shares, and the percentage equity ownership in the Company of such Stockholder that is represented by such number of shares. Assuming due authorization, execution and delivery by Buyer, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies (the “Enforceability Exceptions”). Assuming due authorization, execution and delivery by each other party thereto, each other Transaction Document to which the Company is, or will be, a party, shall upon full execution thereof and as of the Effective Time constitute a valid and binding agreement of the Company, except to the extent of the Enforceability Exceptions.

(b)                                 At a meeting duly called and held, the Company’s Board of Directors has (A) (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend approval and adoption of this Agreement by the Stockholders and (B) unanimously resolved to terminate the Company Management Stockholder Agreement and the Sponsor Fee Agreement, each in accordance with its terms (the resolutions adopted by the Company’s Board of Directors in respect of all matters referred to in this clause (b), collectively the “Company Board Resolutions”).

(c)                                  On or prior to the date hereof, the Company has delivered to Buyer true, accurate and complete copies of the Company Board Resolutions.

Section 4.03.                          Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is, or is specified to be, a party, and the consummation by the Company of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii)

receipt of the PRC Regulatory Approvals, (iv) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws, (v) compliance with any applicable requirements of the Investment Canada Act and (vi) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.                          Non-contravention. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any similar organizational documents of any of its Subsidiaries or, to the Company’s knowledge, any Company Joint Venture, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, except for such violations as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or an event that, with or without notice or lapse of time or both, would constitute a default, or cause or permit the termination, cancellation, acceleration or other material change of any right or obligation or the loss or impairment of any benefit to which the Company, any of its Subsidiaries is entitled under any provision of any Material Contract binding upon the Company or such Subsidiary or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for any Permitted Liens.

Section 4.05.                          Capitalization. (a) The authorized capital stock of the Company consists of 13,375,000 shares of Company Stock, of which 1,500,000 are designated shares of Class A-1 Common Stock, 1,500,000 are designated shares of Class A-2 Common Stock, 1,500,000 are designated shares of Class L-1 Common Stock, 1,500,000 are designated shares of Class L-2 Common Stock, 375,000 are designated shares of Class N Common Stock and 7,000,000 are designated Common Stock. All shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights.

(b)                                 As of the date hereof, there are outstanding 382,475 shares of Class A-1 Common Stock, 382,475 shares of Class A-2 Common Stock, 256,085.61 shares of Class L-1 Common Stock, 256,085.61 shares of Class L-2 Common Stock, 2,021.01 shares of Class N Common Stock and no shares of Common Stock. As of the date hereof, there are (A) outstanding employee stock options to purchase an aggregate of 35,678.17 shares of Class N Common Stock (of which options to purchase an aggregate of 23,211.89 shares of Class N Common Stock were exercisable) (each, a “Company Stock Option”), and there are no other outstanding employee stock options to purchase any shares of Company Stock with respect to any other class or series of equity security of the Company and (B) 8,053 shares of time-vesting and performance-vesting restricted Class N Common Stock (each, a “Company Restricted Share”). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid. Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of each outstanding Company Stock Option and Company Restricted Share, including the holder, date of grant, exercise price, vesting schedule, date of expiration, number and class of shares of Company Stock subject thereto.

(c)                                  There are no outstanding bonds, debentures, notes or other indebtedness of the Company, in each case, having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which Stockholders may vote. Except as described in this Section 4.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Except as set forth in Section 4.05(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d)                                 Except as described in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.                        Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company and its respective jurisdiction of organization is identified on Section 4.06(a) of the

Company Disclosure Schedule; prior to the date hereof, the Company has furnished to Buyer complete and accurate copies of the applicable organizational documents of each such Subsidiary; and each such Subsidiary is in compliance, in all material respects, with all terms and provisions thereof.

(b)                                 Except as set forth in Section 4.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company Joint Ventures or any other Persons set forth on Section 4.23(a)(ii) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07.                          SEC Filings and the Sarbanes-Oxley Act. (a) Each of the Company and the Reporting Subsidiary have filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by each such Person since January 1, 2009 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, and including the Company S-1, the “Company SEC Documents”). Other than the Reporting Subsidiary, no Subsidiary of the Company is subject to the periodic reporting requirements of the 1934 Act.

(b)                                 As of their respective effective dates (in the case of the Company SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied, or, if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case maybe, and none of the Company SEC Documents as of such respective dates (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  The Reporting Subsidiary has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act), as required by Rules 13a-15(a) of the 1934 Act. Such disclosure controls and procedures are reasonably designed to ensure that material information relating to such Reporting Subsidiary, including its consolidated Subsidiaries, is made known to such Reporting Subsidiary’s principal executive officer and its principal financial officer by others within those entities. Such disclosure controls and procedures are reasonably effective in timely alerting such Reporting Subsidiary’s principal executive officer and principal financial officer to material information required to be included in such Reporting Subsidiary’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(d)                            Since January 1, 2009, the Reporting Subsidiary and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of such Reporting Subsidiary’s financial reporting and the preparation of such Reporting Subsidiary’s financial statements for external purposes in accordance with GAAP’ as consistently applied by the Company. The Reporting Subsidiary has disclosed, based on its most recent evaluation of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) prior to the date hereof, to such Reporting Subsidiary’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect such Reporting Subsidiary’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in such Reporting Subsidiary’s internal controls over financial reporting. Set forth in Section 4.07(d) of the Company Disclosure Schedule is a summary of any such disclosure communicated orally or in writing by management to the Reporting Subsidiary’s auditors and audit committee since January 1, 2009.

(e)                                  There are no outstanding loans or other extensions of credit made by the Reporting Subsidiary or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Reporting Subsidiary. The Reporting Subsidiary has not, since January 1, 2009, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)                                   Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not party to any off-balance sheet Contract or other “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1934 Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

(g)                                  Each of the principal executive officer and principal financial officer of the Reporting Subsidiary (or each former principal executive officer and principal financial officer of the Reporting Subsidiary, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications are complete and correct.

Section 4.08.                          Company Controls and Procedures. The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls for a privately held company which are designed to provide reasonable assurance, in all material respects, that (a) transactions are executed with management’s authorization, (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company and to maintain accountability for the Company’s consolidated assets, and (c) accounts, notes and other receivables and inventory were recorded accurately and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The books and records of the Company and its Subsidiaries have been maintained in all material respects in accordance with the business practices of the Company or such Subsidiary and any Applicable Laws. The minute books of the Company and its Subsidiaries contain accurate and complete records, in all material respects, of all meetings held of, and corporate action taken by, the Board of Directors of the Company or such Subsidiary, and the committees thereof, since January 1, 2009.

Section 4.09.                          Financial Statements. The consolidated financial statements of the Company and the Reporting Subsidiary (including all related notes and schedules) included or incorporated by reference in the Company SEC Documents, as amended or supplemented prior to the date of this Agreement, fairly present in all material respects, in conformity with GAAP as consistently applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC), the consolidated financial position of the Company, the Reporting Subsidiary and their respective consolidated Subsidiaries, as the case may be, as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, normal year-end audit adjustments).

Section 4.10.                          Absence of Certain Changes. (a) Since the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices (except with respect to the negotiation of the transactions contemplated hereby or by any other Transaction Document to which it is or is specified to be a party or as set forth on Section 4.10(a) of the Company Disclosure Schedule) and (ii) there has not been any event or state of facts or circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Buyer’s consent, would constitute a breach of Sections 6.01(a), 6.01(b), 6.01(c), 6.01(d), 6.01(f), 6.01(g), 6.01(1), 6.01(m) or 6.01(n), other than (i) any payments that have been made by the Company to the Sponsors of the Sponsor Annual Management Fee in accordance with the terms of the Sponsor Fee Agreement in the amounts set forth on Section 4.10(b)(i) of the Company Disclosure Schedule or (ii) as set forth on Section 4.10(b)(ii) of the Company Disclosure Schedule.

Section 4.11.                          No Undisclosed Material Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a nature required by GAAP as consistently applied by the Company to be reflected on a consolidated balance sheet of the Company, other than (i) liabilities or obligations disclosed or provided for on the Company Balance Sheet, including the notes thereto, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (iii) liabilities or obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby or by any other Transaction Document to which it is or is specified to be a party or (iv) liabilities or obligations that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12.                        Stockholder Arrangements and Related Party Transactions. (a) Section 4.12(a) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all stockholder, voting, proxy or other Contracts (other than employment agreements and related Contracts and indemnification agreements) to which the Company or any of its Subsidiaries, on the one hand, and any holder of Company Stock (including any Sponsor), on the other hand, is a party. A true, accurate and complete copy of each Contract listed on Section 4.12(a) of the Company Disclosure Schedule as it is currently in effect has been provided to Buyer prior to the date hereof.

(b)                            The Consents and the Company Board Resolutions approving the termination, as of the Effective Time, of the applicable Company Stockholder Arrangements, are, on the date hereof, and shall be, as of the Closing Date, in full force and effect and, without the prior written consent of Buyer, have not been amended, modified, repealed or rescinded.

(c)                                  Section 4.12(c) of the Company Disclosure Schedule sets forth, based on the assumptions set forth therein, the Company’s good faith estimate of the aggregate amount of the Sponsor Lump Sum Fee that is payable by the Company to the Sponsors in connection with the transactions contemplated hereby in accordance with the Sponsor Fee Agreement, together with a reasonably detailed calculation of such amount. Other than the Sponsor Lump Sum Fee, any payments of the Sponsor Management Fee due from the date hereof through the Effective Time and any payments due in connection with this Agreement or otherwise due in connection with services to the Company or any of its Subsidiaries, no other amount is payable, by the Company to any Sponsor or any other holder of Company Stock, whether pursuant to the Company Stockholder Arrangements, the Sponsor Fee Agreement or any other Contract.

Section 4.13                             Permits; Compliance with Laws and Court Orders. (a) The Company and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals and clearances from, and has submitted or caused to be submitted all notices to, all applicable Governmental Authorities as are necessary for the Company and its Subsidiaries to develop, construct, own, lease and operate its properties or other assets and carry on their respective businesses in the manner conducted as of the date hereof (collectively, the “Company Permits”), except as would not reasonably be expected to have a Company Material Adverse Effect. All such Company Permits are valid and in full force and effect, except for such failures to be valid and in full force and effect as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. None of the Company or any of its Subsidiaries is, or since January 1, 2009 has been, in default or violation of any Company Permit, except for such defaults or violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b)                                 The Company and each of its Subsidiaries is, and since January 1, 2009, has been, in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given written notice of any violation of, any Applicable Law, except for such non-compliance or violations as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no material judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries or any such judgment, decree, injunction, rule or order that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby (other than the Debt Financing or the Debt Refinancing) or by any other Transaction Document to which it is or is specified to be a party.

Section 4.14.                          Litigation. As of the date hereof, there is no material action, suit, claim, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or, to the knowledge of the Company, any of their respective present or former officers, directors or employees or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened material actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator. As of the date hereof, there is no writ, judgment, decision, decree, injunction or similar order of any Governmental Authority outstanding against the Company or any of its Subsidiaries that in any manner, individually or in the aggregate, seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby (other than the Debt Financing or the Debt Refinancing) or by any other Transaction Document to which it is or is specified to be a party.

Section 4.15.                          Real Property; Leases. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true, accurate and complete list of all real property owned by the Company or any of its Subsidiaries (together with all improvements thereon and fixtures therein and all other rights appurtenant thereto, the “Owned Real Properties”). As of the date hereof, the Company or its Subsidiaries have, and, except as otherwise permitted pursuant to the terms of this Agreement, as of the Effective Time, the Company or its Subsidiaries will have, fee simple, and good, marketable and valid, title to the Owned Real Properties free and clear of all Liens (other than Permitted Liens). Except as described in Section 4.15(c), none of the Owned Real Properties are subject to any material lease or occupancy agreement. The Company has delivered or made available to Buyer for review true, correct and complete copies of all deeds, title reports and surveys in the Company’s possession for the Owned Real Properties.

(b)                                      Section 4.15(b)(i) of the Company Disclosure Schedule sets forth a list, by address, of all real property leased by the Company or its Subsidiaries. Section 4.15(b)(ii) of the Company Disclosure Schedule sets forth a true, accurate and complete list, by address, of the forty (40) real properties leased by the Company or any of its Subsidiaries which are currently used as theaters and which generated, during the twelve-month period ended December 29, 2011, the greatest amount of Adjusted EBITDA (as such term is defined on Section 4.15(b)(ii) of the Company Disclosure Schedule) (collectively, the “Leased Real Properties”, and, together with the Owned Real Properties, the “Real Properties”), along with the applicable lease or Contract providing for the Company’s or its applicable Subsidiary’s occupancy of such property for each such Leased Real Property (each such lease or Contract and any amendments thereto, a “Lease”). The Company has made available to Buyer true, accurate and complete copies of each Lease. With respect to the Leased Real Properties, other than as disclosed in Section 4.15(b)(iii) of the Company Disclosure Schedule and other than such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value, use or operation of the relevant Leased Real Property:

(i)                                          each Lease is valid and binding upon the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, upon the landlord thereunder, is in full force and effect and grants the lessee under such Lease, once the premises demised there under have been delivered by the landlord, the exclusive right to use and occupy the premises, subject to Permitted Liens, and the Company or its Subsidiary enjoys peaceful and undisturbed possession of the premises demised there under, subject to Permitted Liens;

(ii)                                       the Company or a Subsidiary of the Company and, to the knowledge of the Company, each counterparty to a Lease, has performed, in all material respects, all obligations required to be performed by it under such Lease;

(iii)                               the Company or a Subsidiary of the Company has good and valid title to the leasehold estate or other interest created under each of the Leases, and such interests are free of any Liens other than Permitted Liens; and

(iv)                              since January 1, 2009, there has been no, nor has the Company or any of its Subsidiaries received written notice of any, material default (or condition or event which, after notice or lapse of time or both, would constitute a material default) under any Lease by the lessee or, to the Company’s knowledge, by the landlord thereunder.

(c)                                  Section 4.15(c) of the Company Disclosure Schedule identifies all Contracts between a third party and the Company or one of its Subsidiaries providing for the lease, sublease or subsublease (regardless of tier), letting, license, concession, occupancy agreement or other Contract pursuant to which any Person is granted by the Company or a Subsidiary of the Company a possessory interest in, or right to use or occupy all or any portion of any space in any Real Properties in excess of 1,000 square feet (the “Subleases”). With respect to the Subleases, other than such exceptions as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the value, use or operation of the relevant Real Property:

(i)                                     each Sublease is legal, valid and binding upon the Company or a Subsidiary of the Company and, to the knowledge of the Company, upon the tenant thereunder, is in full force and effect, and each Sublease (A) was entered into in an arm’s-length transaction in the ordinary course of business and (B) was not entered into in violation of any Company Lease or other Sublease;

(ii)                                  no Sublease provides the tenant thereunder with any right or option to purchase, or any right of first refusal with respect to all or any material portion of any Real Property;

(iii)                               since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice from any tenant under any Sublease of any alleged material default by the Company or any Subsidiary under the terms of any Sublease;

(iv)                              since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice of termination from any tenant under any Sublease;

(v)                                 since January 1, 2009, neither the Company nor any of its Subsidiaries has delivered written notice to any tenant under any Sublease of an event of default by such tenant under the terms of any Sublease; and

(vi)                              assuming receipt of any required Third Party Consents, none of the rights of the Company or any of its Subsidiaries under any of the Subleases will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement (other than the Debt Financing or the Debt Refinancing).

(d)                                 Since January 1, 2009, neither the Company nor any of its Subsidiaries has received any written notice from any insurance company that has issued a policy with respect to any Leased Real Property or Owned Real Property requiring performance of any structural or other repairs or alterations costing in excess of $1,000,000 to such Real Property. Other than maintenance, repairs and replacements necessary in the ordinary course of business, all components of all improvements included within each Leased Real Property and Owned Real Property, except in respect of the Real Properties set forth on Section 4.15(h) of the Company Disclosure Schedule, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, except for such failures to be in good working order or repair as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the operation of the relevant Real Property.

(e)                                  The Company has not received any written notice of, and, to the knowledge of the Company, there are no threatened or pending foreclosures or other similar proceedings that, if determined adversely, would have a material adverse effect on the Company’s use and occupancy of the Leased Real Properties and ownership of the Owned Real Properties.

(f)                                   Other than Permitted Liens and the Leases, the Company is not obligated under, or a party to any Contract providing for (i) the purchase by the Company or any of its Subsidiaries of any Leased Real Property or (ii) any option, right of first refusal or other right or obligation to sell, assign or dispose of any Owned Real Property to any Person.

(g)                                  Except as would not reasonably be expected to have a material adverse effect on the operation of such Real Property, and except in respect of the Real Properties set forth on Section 4.15(h) of the Company Disclosure Schedule, (i) the Leased Real Properties and Owned Real Properties are currently being supplied with utilities and other material public services reasonably necessary for the operation of such Real Properties as currently being operated by the Company or such Subsidiary, (ii) such Leased Real Properties that are operating theaters may be used as motion picture theaters under all Applicable Laws (including relating to zoning laws) and (iii) such material Owned Real Properties that are operating theaters may be used as motion picture theaters under all Applicable Laws (including relating to zoning laws).

(h)                                 All of the Real Properties that are currently vacant or on which there is a vacant or non-operating theatre are set forth on Section 4.15(h) of the Company Disclosure Schedule.

(i)                                     The Company has not received any written notice of, nor to the knowledge of the Company, is subject to, any pending or threatened condemnation proceeding affecting any Leased Real Property or Owned Real Property or any part thereof, or any sale or other disposition of any Leased Real Property or Owned Real Property or any part thereof in lieu of condemnation, except in each case for those which would not materially interfere with the value, use or operation of the relevant Real Property.

(j)                                    For the avoidance of doubt, no Lease shall constitute a Material Contract for purposes of Section 4.22(a).

Section 4.16.                          Title and Sufficiency of Assets. As of the date hereof, the Company and each of its Subsidiaries either owns or has valid leasehold interest in all assets and properties necessary for the operation of its business, in all material respects, as currently conducted.

Section 4.17.                          Intellectual Property.  (a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries.

(b)                                 The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Lien, except Permitted Liens), all Intellectual Property material to the conduct of its business as currently conducted. To the Company’s knowledge: (i) neither the Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in any material respect; and (ii) no Person has challenged, infringed, misappropriated or otherwise violated any material Intellectual Property right owned by the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any material pending or threatened claim, action, suit, order or proceeding with respect to any material Intellectual Property used by the Company or such Subsidiary or alleging that the any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person. To the Company’s knowledge, the consummation of the transactions contemplated by this Agreement (other than the Debt Financing or the Debt Refinancing) or any other Transaction Document to which it is or is specified to be a party will not alter, encumber, impair or extinguish any material Intellectual Property right of the Company or any of its Subsidiaries, or impair, in any material respect, the right of Buyer to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any material Intellectual Property right of the Company or any of its Subsidiaries.

(c)                                  The Company and its Subsidiaries have taken reasonable steps consistent with industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries, and no material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries, all of whom are bound by written confidentiality agreements.

(d)                                 The IT Assets operate and perform in all material respects in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted. The Company and each of its Subsidiaries take commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, including but not limited to the implementation of commercially reasonable (i) data backup, (ii) disaster avoidance and recovery procedures and (iii) business continuity procedures.

Section 4.18.                          Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns were at the time of filing true and complete in all material respects. For the avoidance of doubt, the representations in this Section 4.18(a) shall not be construed as a representation regarding the existence, amount, usability or any other aspect of any net operating losses, capital loss carryforwards, or tax credit carryforwards, of the Company or its Subsidiaries as of or after the Closing Date.

(b)                                 There are no material Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except Permitted Liens.

(c)                                  The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all material amounts of Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP, as consistently applied by the Company, an adequate accrual for all material amounts of Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(d)                                 Disregarding any potential challenges with respect to net operating losses and other tax attribute carryforwards, the income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended April 3, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(e)                                  No deficiencies for material amounts of Taxes have been claimed, proposed or assessed in writing against the Company or any of its Subsidiaries by any Taxing Authority that have not been finally resolved. No written requests for waivers of the time to assess material amounts of Taxes have been made that are still pending. No income Tax Return of the Company or its Subsidiaries is under current examination by the Internal Revenue Service (the “IRS”) or by any state or foreign Taxing Authority the outcome of which is reasonably expected to have a material effect on the Company. There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(f)                                   During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)                                  Section 4.18(g) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(h)                                 Neither the Company nor any of its Subsidiaries is party to any Tax Sharing Agreement, other than as set forth on Section 4.18(h) of the Company Disclosure Schedule.

(i)                                     Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(j)                                    None of the Company or any of its Subsidiaries has required or is subject to a private letter ruling.

(k)                                 None of the Company or any of its Subsidiaries has (x) agreed to or is required to make a material adjustment pursuant to Section 481 of the Code or any similar provision of Applicable Law, (y) knowledge that any taxing authority has proposed any such adjustment, or (z) any application pending with any Governmental Authority requesting permission for any material changes in accounting methods.

(l)                                     The Company has complied with all material escheat laws in all material respects.

(m)                             “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.19.         Employee Benefit Plans. (a) Section 4.19(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. Copies or descriptions of each such material Employee Plan and any amendments thereto have been made available to Buyer, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, prospectuses or summary plan descriptions relating thereto and the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and Tax Return (Form 990) prepared in connection therewith have been made available to Buyer.

(b)                                 No Title IV Plan is in “at-risk status” (within the meaning of Section 303(i)(4) of ERISA), and no condition exists that could constitute grounds for termination of any Title IV Plan by the PBGC. None of the assets of the Company and its Subsidiaries are now, nor will they after the passage of time be, subject to any Lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code by reason of a failure of the Company or any of its ERISA Affiliates (or any predecessor of any such entity) to make timely installments or other payments required under Section 412 of the Code.

(c)                                  No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any Employee Plan which is covered by Title I of ERISA, which transaction has or will cause the Company or any of its Subsidiaries to incur any material liability under ERISA, the Code or otherwise, excluding transactions effected pursuant to and in compliance with a statutory or administrative exemption. No “reportable event”, within the meaning of Section 4043 of ERISA, other than a “reportable event” that will not have a Company Material Adverse Effect, and no event described in Section 4062 or 4063 of ERISA, has occurred in connection with any Employee Plan. Neither the Company nor any of its ERISA Affiliates has (i) engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or (B) any liability under Section 4971 of the Code that in either case could become a liability of the Company or any of its Subsidiaries or Buyer or any of its ERISA Affiliates after the Effective Time.

(d)                                 Section 4.19(d) of the Company Disclosure Schedule contains a true, correct and complete list identifying each Multiemployer Plan. No condition exists that could present a material risk of complete or partial withdrawal from any Multiemployer Plan which could result in the Company or any of its ERISA Affiliates incurring a withdrawal liability within the meaning of Section 4201 of ERISA, and, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, if a complete withdrawal by the Company and all of its ERISA Affiliates were to occur as of the Closing Date with respect to all Multiemployer Plans, none of the Company, any of its Subsidiaries or any of their ERISA Affiliates would incur any material withdrawal liability under Title IV of ERISA. Since January 1, 2009, neither the Company nor any of its ERISA Affiliates has received written notice of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4241 of ERISA) or proposed or, to the Company’s knowledge, threatened termination. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all contributions, surcharges and premium payments owed by the Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due.

(e)                                  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to the knowledge of the Company, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being reissued or a penalty under the IRS Closing Agreement Program if discovered during an IRS audit or investigation. Each trust created under any such Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. Copies of the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan have been made available to Buyer. Each material Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by all Applicable Law, including ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)                                   Except as set forth on Section 4.19(f) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current directors, officers or employees of the

Company or any of its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(g)                                  Section 4.19(g) of the Company Disclosure Schedule contains a true, correct and complete list identifying each material International Plan. Copies or descriptions of each such material International Plan and any amendments thereto have been made available to Buyer, and copies of, to the extent applicable, any related trust or funding agreements or insurance policies, amendments thereto, actuarial reports relating thereto and prospectuses or summary plan descriptions relating thereto have been made available to Buyer. Each material International Plan has been maintained in material compliance with its terms and with the requirements prescribed by Applicable Law and has been maintained in good standing with the applicable Governmental Authority, in each case, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan, as of the date hereof, the total amount or value of the funds available under such International Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, equals or exceeds the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will cause such funds, accruals or reserves to be less than the present value of such accrued benefits or will limit or restrict the right of the Surviving Corporation and its Subsidiaries, as applicable, to access such funds, accruals or reserves.

(h)                                 Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby (either alone or together with any other event) will (i) entitle any current or former employee, director or independent contractor to any material payment or benefit, including any material bonus, retention, severance, retirement or job security payment or benefit, (ii) accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material liability under, any Employee Plan or International Plan or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Buyer, to merge, amend or terminate any Employee Plan or International Plan.

(i)                                     To the knowledge of the Company, no Employee Plan is reasonably expected to cause any participant therein to incur taxes or interest in an amount that would be reasonably material to such participant under Section 409A of the Code.

(j)                                    The representations and warranties set forth in this Section 4.19 are the sole and exclusive representations and warranties of the Company pertaining to Employee Benefits matters.

Section 4.20.         Labor Matters. (a) The Company and each of its Subsidiaries have complied, in all material respects, with all Applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, and continuation coverage with respect to group health plans.

(b)                                 (i) There are no unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or, to the knowledge of the Company, any foreign equivalent; (ii) there are no labor strikes, slowdowns or stoppages actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board or, to the knowledge of the Company, any foreign equivalent and, to the knowledge of the Company, no union or similar organizational campaign is in progress with respect to the employees of the Company or its Subsidiaries; (iv) there are no grievance or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any Collective Bargaining Agreement; and (v) the consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body, is not required under any Collective Bargaining Agreement or Applicable Law for the Company to enter into this Agreement or any other Transaction Document to which it is party or to consummate any of the transactions contemplated hereby or thereby (other than the Debt Financing or the Debt Refinancing).

(c)                                  Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) to the knowledge of the Company, such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law.

Section 4.21.         Environmental Matters. (a) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole:

(i)                                     (x) since January 1, 2009, no written notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and (y) no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened, in the case of each of clauses (x) and (y), with respect to any matters (A) relating to the Company or its Subsidiaries and (B) relating to or arising out of any Environmental Law or Hazardous Substance;

(ii)                                  to the knowledge of the Company, there are no liabilities or obligations of or relating to the Company or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, relating to or arising out of any Environmental Law or Hazardous Substance, and, to the knowledge of the Company, there are no facts, conditions, situations or sets of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation; and

(iii)                               the Company and its Subsidiaries are, and have at all times since January 1, 2009 been, in compliance with all Environmental Laws, which compliance includes obtaining, maintaining and complying with all Company Permits required by Environmental Law.

(b)                                 To the knowledge of the Company, there is no material environmental investigation, study, test, review or other analysis, which is in the possession or control of the Company or its Subsidiaries, in relation to the business of the Company or any of its Subsidiaries or any property or facility now or previously owned, leased or operated by the Company or any of its Subsidiaries that has not been made available to Buyer.

(c)                                  The consummation of the transactions contemplated hereby (other than the Debt Financing or the Debt Refinancing) requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

(d)                                 Except as provided for in Section 4.23(b), the representations and warranties set forth in this Section 4.21 are the sole and exclusive representations and warranties of the Company pertaining to environmental matters.

Section 4.22.         Material Contracts. (a) Section 4.22(a) of the Company Disclosure Schedule sets forth a list of each Material Contract as of the date of this Agreement. For purposes of this Agreement, “Material Contract” means each of the following contracts to which the Company or any Subsidiary is bound:

(i)                                     any Contract entered into on or after January 1, 2009 relating to the acquisition or disposition of any business (whether by merger, consolidation, acquisition or sale of stock or assets or otherwise) of the Company or any of its Subsidiaries involving amounts in excess of $5,000,000;

(ii)                                  any Contract (other than ordinary course purchase or work orders or similar instruments), including for the purchase or sale by the Company or any of its Subsidiaries of materials, supplies, goods, equipment or other tangible or intangible assets, providing for, or that could reasonably be expected to result in, (A) individual payments by or to the Company or its Subsidiaries of $1,000,000 or more in any twelve-month period or (B) aggregate payments by or to the Company or its Subsidiaries of $10,000,000 or more in any twelve-month period, and, in each case, which cannot be terminated on ninety (90) days’ or less notice without payment by the Company or the applicable Subsidiary of any material penalty or premium;

(iii)                               any credit facility, indenture or other Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(iv)                              any Contract containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries) to (A) sell any services or products of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain services or products from any Person or limiting the ability of any Person to provide services or products to the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries);

(v)           any Contract the primary purpose of which is to provide indemnification by the Company or any of its Subsidiaries or to grant “most favored nation” or other exclusive rights to such other party;

(vi)          any Contract with any officer, director or Affiliate of the Company or any of its Subsidiaries (other than employment agreements or related Contracts and indemnification agreements), in each case in any material respect;

(vii)         any material Contracts (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $250,000 or less) to which the Company or any of its Subsidiaries is a party or otherwise bound and pursuant to which the Company or any of its Subsidiaries (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property;

(viii)        any Collective Bargaining Agreement; and

(ix)          any other “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(b)                                 Each Material Contract disclosed or required to be disclosed in Section 4.22(a) of the Company Disclosure Schedule is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions). Neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party to any Material Contract, has violated any provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Material

Contract, and neither the Company nor any of its Subsidiaries has received written or, to the Company’s knowledge, oral notice that it has materially breached, violated or defaulted under, or providing for the termination of, any Material Contract.

(c)                                  The Company has provided to Buyer prior to the date hereof a true and complete copy of each Material Contract, in each case as such Material Contract is in effect as of the date hereof.

Section 4.23.         Company Joint Ventures. (a) Section 4.23(a)(i) of the Company Disclosure Schedule sets forth a true, accurate and complete list of each material joint venture, partnership or similar entity or arrangement to which the Company or any of its Subsidiaries is a party and in which the Company or any of its Subsidiaries holds an equity or other ownership interest equaling more than 10% of the aggregate outstanding equity or other interests of such entity (each, a “Company Joint Venture”) and (ii) Section 4.23(a)(ii) of the Company Disclosure Schedule sets forth a true, accurate and complete list, to the knowledge of the Company, of each other joint venture, partnership or similar entity or arrangement to which the Company or any of its Subsidiaries holds an equity or other ownership interest equaling less than 10% of the aggregate outstanding equity interests of such entity and, in each of cases (i) and (ii), their respective jurisdictions of incorporation, (iii) any Contract binding on the Company or any Subsidiary relating to such Company Joint Ventures (the “Company Joint Venture Agreements”) and (iv) the identity of each party to such Company Joint Venture and the equity or other ownership interest held by each such party in the applicable Company Joint Venture as of the date hereof. Prior to the date hereof, the Company has provided to Buyer true, accurate and complete copies of each Company Joint Venture Agreement (together with any amendments thereto) and the applicable organizational documents of each Company Joint Venture. Except as set forth on Section 4.23(a)(iii) of the Company Disclosure Schedule, all of the equity or other ownership interests held by the Company or any of its Subsidiaries in any Company Joint Venture, directly or indirectly, are owned free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such interest).

(b)                                 To the Company’s knowledge, (i) each Company Joint Venture is duly organized, validly existing and (where applicable) in good standing under the laws of the jurisdiction in which it is organized, and has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those governmental licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Company Material Adverse Effect, (ii) each Company Joint Venture is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) each Company Joint Venture Agreement is valid and binding and in full force and effect and enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions) and (iv) each Company Joint Venture is, and has been, since

January 1, 2009, in compliance with respect to and has not been threatened to be charged with or given written notice of any violation of Applicable Law, including any Environmental Law, except for such non-compliance or violations as would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Neither the Company nor any of its Subsidiaries has violated any provision of, or taken or failed to take any action which, with or without notice, lapse of time, or both, would constitute a material default under the provisions of such Company Joint Venture Agreement, except for such violations or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and neither the Company nor any of its Subsidiaries has received written notice that it has materially breached, violated or defaulted under, or providing for the termination of, any Company Joint Venture Agreement.

(d)                                 Except as set forth on Section 4.23(d) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is, as of the date hereof, or will be, as of the Effective Time, obliged, pursuant to any Company Joint Venture Agreement, to purchase any securities in or make any other equity investment in or capital or other financial contribution to, any Company Joint Venture, nor does the Company or any of its Subsidiaries have any outstanding material liability in respect of any Company Joint Venture as of the date hereof.

(e)                                  As of the date hereof, there is no material legal proceeding or action in effect and, to the Company’s knowledge, there is no material legal proceeding or action threatened between the Company or any of its Subsidiaries, on the one hand, and any other party to any Company Joint Venture or Company Joint Venture Agreement, on the other hand.

(f)                                   The representations and warranties set forth in this Section 4.23 are the sole and exclusive representations and warranties of the Company pertaining to Company Joint Ventures.

Section 4.24.                          Insurance. To the Company’s knowledge, the Company and each of its Subsidiaries maintains insurance coverage with reputable insurers or maintains self-insurance practices in such amounts and covering such risks as are in accordance in all material respects, with normal industry practice for companies of a similar size engaged in similar business operations. Section 4.24 of the Company Disclosure Schedule sets forth a true, accurate and complete list of all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries. All such insurance policies are in full force and effect, in all material respects, with the applicable premiums having been timely paid, in all material respects, and none of the Company or any of its Subsidiaries has received written notice that it is in default in any material respect with respect to its obligations under any insurance policy maintained by it. There is no material claim by the Company or any of its Subsidiaries pending under any such policy or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.

Section 4.25.                          Required Divestitures. The Company has completed all divestitures of theater or other assets of the Company or any of its Subsidiaries required to be made under the terms of, or otherwise in order to comply with, the Consent Decrees (collectively, the “Required Divestitures”), and has provided to Buyer prior to the date hereof true, accurate and complete copies of all material contracts and other material documentation relating to any Required Divestitures.

Section 4.26.                          Outstanding Indebtedness. Section 4.26 of the Company Disclosure Schedule sets forth, as of March 31, 2012, all outstanding borrowings of the Company or any Subsidiary thereof under the Subsidiary Credit Agreement as well as, in each case, any unpaid costs, expenses, premiums or penalties of the Company or its Subsidiaries thereunder, and from such date until the date hereof, the Company has not made any additional borrowings under the revolving portion of the Subsidiary Credit Agreement.

Section 4.27.                          Canadian Operations. As calculated in accordance with the Investment Canada Act and the regulations thereto, the total book value of the assets in Canada of the Company and its Subsidiaries is less than C$50 million. Neither the Company nor its Subsidiaries are engaged in any film distribution activities in Canada.

Section 4.28.                          Finders’ Fees. Except as set forth on Section 4.28 of the Company Disclosure Schedule, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement (other than the Debt Financing or the Debt Refinancing) or by any other Transaction Document to which it is or is specified to be a party.

Section 4.29.                          Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No “control share acquisition”, “fair price”, “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.30.                          Information Statement. The information supplied or to be supplied by the Company for inclusion in the Information Statement shall not, at the date the Information Statement is provided to the Stockholders, contain any statement which, at such time, is false or misleading with respect to any material fact, or misstate any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.

Section 4.31.                          Exclusivity of Representations. The representations and warranties made by the Company in this Article 4 with respect to the Company and its Subsidiaries are the exclusive representations and warranties, including any implied warranties, made by the Company, its Subsidiaries and Affiliates and their respective Representatives and Related Persons with respect to the business, operations, assets, liabilities, condition or prospects of the Company and its Subsidiaries and in connection with the transactions contemplated by this Agreement. The Company hereby disclaims any other representations and warranties, including implied warranties, other than the representations and warranties set forth in this Article 4, as qualified herein and by the Company Disclosure Schedule and the Company SEC Documents.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to Section 13.04, except as set forth in the Buyer Disclosure Schedule, Buyer makes the following representations and warranties to the Company as of the date of this Agreement (except to the extent that such representations and warranties specifically speak as of another date, in which case, as of such date); provided, that any such representations and warranties applicable to or made in respect of Merger Subsidiary and the Holding Companies shall, to the extent such entities have not been formed and do not exist as of the date hereof, be made as of the Closing only and not as of the date hereof:

Section 5.01.                          Corporate Existence and Power. Buyer is, and, as of the Effective Time, each of Merger Subsidiary and its direct and indirect parent entities (other than Buyer or any parent entity of Buyer, the “Holding Companies”) will be, a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted (or, in the case of Merger Subsidiary and the Holding Companies, as conducted as of the Effective Time), except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect. When formed, Merger Subsidiary and the Holding Companies shall be direct or indirect wholly owned Subsidiaries of Buyer. Prior to the Effective Time, Merger Subsidiary and the Holding Companies will not have engaged in any activities other than in connection with or as contemplated by this Agreement. Prior to the date hereof, Buyer has furnished to the Company complete and accurate copies of its certificate of incorporation and bylaws as currently in effect, and is in compliance, in all material respects, with all terms and provisions thereof. Other than as described on Section 5.01 of the Buyer Disclosure Schedule, Buyer is the ultimate parent entity of Dalian Wanda Group Co., Ltd. and controls, directly or indirectly, including by stock ownership, Contract and majority board representation, all of the Subsidiaries of Dalian Wanda Group Co., Ltd. Prior to the Effective Time, each of Merger Subsidiary and the Holding Companies will have furnished to the Company complete and accurate copies of its certificate of incorporation and bylaws as in effect as of such time, and as of the Effective Time, will be in compliance, in all material respects, with all terms and provisions thereof. Other than the Deposit Escrow Amount, Buyer and its Subsidiaries do not, directly or indirectly, own, hold or otherwise have or control (through stock ownership, Contract or agreement, board representation or otherwise) any assets, properties or funds outside of the PRC.

Section 5.02.                          Corporate Authorization. The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the consummation by Buyer and Merger Subsidiary of the transactions contemplated hereby and thereby are, in the case of Buyer, and will be, as of the Effective Time, in the case of Merger Subsidiary, within their respective corporate powers and have been, in the case of Buyer, and will be, as of the Effective Time, in the case of Merger Subsidiary, duly authorized by all necessary corporate action, including any required authorizations of the stockholders and Board of Directors of Buyer and Merger Subsidiary. Assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of Buyer, and will as of the Closing constitute a valid and binding agreement of Merger Subsidiary, enforceable against such entity in accordance with its terms, except to the extent of the Enforceability Exceptions. Assuming due authorization, execution and delivery by each other party thereto (other than Buyer or Merger Subsidiary), each other Transaction Document to which Buyer or Merger Subsidiary is, or will be, a party, shall upon full execution thereof and as of the Closing constitute a valid and binding agreement of Buyer or Merger Subsidiary, as the case may be, except to the extent of the Enforceability Exceptions.

Section 5.03.                          Governmental Authorization. (a) The execution, delivery and performance by Buyer and Merger Subsidiary of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the consummation by Buyer, Merger Subsidiary and the Holding Companies of the transactions contemplated hereby and thereby, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Buyer is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) receipt of the PRC Regulatory Approvals, (iv) compliance with any applicable requirements of the Investment Canada Act and (v) any other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)                                 Section 5.03(b) of the Buyer Disclosure Schedule sets forth (i) a true, correct and complete list of any and all PRC Regulatory Approvals and a reasonably detailed description thereof and (ii) a true and complete list of any such PRC Regulatory Approvals (preliminary or final) received prior to the date of this Agreement, including the date on which such PRC Regulatory Approval was received.

Section 5.04.                          Non-contravention. (a) The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is, or is specified to be, a party, and the consummation by Buyer, Merger Subsidiary and the Holding Companies of the transactions contemplated hereby and thereby, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Buyer or any of its Subsidiaries is entitled under any provision of any Contract of Buyer or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Buyer or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(b)                                 Buyer and each of its Subsidiaries and Affiliates is, and each of Merger Subsidiary and the Holding Companies shall be, in compliance with, and to the knowledge of Buyer is not under investigation with respect to and has not been threatened to be charged or given notice of any material violation of, any Applicable Law. Additionally, Buyer and each of its Subsidiaries is, and each of Merger Subsidiary and the Holdings Companies shall be, in compliance with any applicable permits, licenses or other similar approvals issued in respect of either such Person by any Governmental Authority, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(c)                                  Since January 1, 2009, none of Buyer or any of its Subsidiaries or Affiliates, directly or indirectly, has been or is engaged in, or has held or currently holds, any investment or ownership interest in (or option to acquire any rights to), or has been or is currently is a party to, any Contract or agreement in respect of any actual or proposed investment or ownership interest in, or otherwise involved in the management, control or operation of, (x) any business that competes with the Company or any of its Subsidiaries in any jurisdiction in which the Company or any of its Subsidiaries has operations or conducts business or any business or (y) except as set forth on Section 5.04 of the Buyer Disclosure Schedule, any business that owns or operates a movie studio or film production company.

Section 5.05.                          Business Activities. (a) Buyer, its Subsidiaries and Affiliates engage in business activities or are otherwise commercially involved exclusively in the following lines of business: (i) real estate development in respect of residential and commercial properties, hotels and chain stores, (ii) tourism investment and (iii) cultural and entertainment affairs, in each case, solely in the PRC.

(b)                                 Buyer, its Subsidiaries and Affiliates do not engage in any business activities any place in the world directly or indirectly related to national security or defense or any other matter that would reasonably be expected to cause the Committee on Foreign Investment in the United States (“CFIUS”) to initiate an investigation following the submission of the Exon-Florio notification in accordance with the regulations implementing Exon-Florio (the “Exon-Florio Filing”).

(c)                                       None of Buyer or any of its Subsidiaries or Affiliates is owned or controlled by a Governmental Authority.

Section 5.06.                          Litigation; Absence of Certain Conditions. (a) There is no action, suit, claim, investigation or proceeding pending, or, to the knowledge of Buyer, threatened, against or affecting, Buyer, Merger Subsidiary (as of the Closing), the Holding Companies (as of the Closing) or any of its or their respective Subsidiaries or Affiliates or any of their respective properties, or, to the knowledge of Buyer, any of Buyer’s or its Subsidiaries’ present or former officers, directors or employees or any other Person whom Buyer, Merger Subsidiary (as of the Closing), the Holding Companies (as of the Closing) or any of their respective Subsidiaries is obligated to indemnify, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. There is no writ, judgment, decision, decree, injunction or similar order of any Governmental Authority outstanding against Buyer, Merger Subsidiary (as of the Closing), the Holding Companies (as of the Closing) or any of its or their respective Subsidiaries or Affiliates or, to the knowledge of Buyer, any of Buyer’s or its Subsidiaries’ present or former officers, directors or employees, except as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)                                 There does not exist any event or state of facts or circumstances (including, without limitation, in respect of or relating to Buyer, any of its Subsidiaries or Affiliates or, to the knowledge of Buyer, any of Buyer’s or its Subsidiaries’ respective present or former officers, directors or employees) that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

Section 5.07.                          Operations of Merger Subsidiary. As of the Effective Time, each of Merger Subsidiary and the Holding Companies shall have been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and after its formation and prior to the Closing, shall have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.08.                          Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer, Merger Subsidiary, the Holding Companies or any of their Affiliates who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any other Transaction Document to which it is or is specified to be a party.

Section 5.09.                          Financing. (a) Buyer has, and will have on the Closing Date, sufficient Cash on Hand to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Aggregate Closing Consideration (plus the amount of the Stockholder Representative Reserve, plus the Indemnity Escrow Amount Balance, but less the aggregate exercise price of all Closing-In-The-Money Company Stock Options outstanding immediately prior to the Effective Time) for all of the Closing Fully Diluted Shares and any other amounts payable by it or its Subsidiaries hereunder and to pay all related fees and expenses of Buyer, Merger Subsidiary and their respective Representatives pursuant to this Agreement. Buyer’s obligation hereunder to pay the Aggregate Closing Consideration as specified in the preceding sentence is not subject to the receipt or availability of any third-party debt or equity financing.

(b)                                 Buyer has, and will have on the Closing Date and on any date after the Closing Date on which any payment in respect of the Debt Refinancing is required under the terms of the applicable Indebtedness, sufficient Cash on Hand or available lines of credit to contribute such amounts to the Company and the Reporting Subsidiary to consummate the Debt Refinancing. Buyer’s obligation hereunder to consummate the Closing and effect the Debt Refinancing is not subject to the receipt or availability of any third-party debt or equity financing.

(c)                                  Buyer has delivered to the Company true, correct and complete copies of the commitment letters providing for the debt financing in respect of the transactions contemplated by this Agreement (including the Debt Financing), which copies are attached hereto as Exhibit K (the “Debt Commitment Letters”, such debt financing contemplated by the Debt Commitment Letters is the “Debt Financing”). The Debt Commitment Letters are (i) in full force and effect, (ii) the legal, valid and binding obligation of each of the parties thereto, and (iii) enforceable in accordance with its terms against Buyer and, to the knowledge of Buyer, each of the other parties thereto, subject to the Enforceability Exceptions. The Debt Commitment Letters constitute the entire and complete agreement between the parties thereto with respect to the Debt Financing and has not been amended, modified or terminated prior to the date hereof. Other than the Debt Commitment Letters, neither Buyer nor Merger Subsidiary nor any of their respective Affiliates has entered into any side letters, contracts or agreements pursuant to which any Person has the right to modify or amend the terms of, or that could affect the availability of, the Debt Financing. The commitments contained in the Debt Commitment Letters have not been reduced, withdrawn or rescinded prior to the date hereof, and, assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach under any term or condition of the Debt Commitment Letters. Assuming the satisfaction of the conditions set forth in Section 9.01 and Section 9.02, neither Buyer nor Merger Subsidiary is aware of any fact, occurrence or conditions that make any of the assumptions or statements set forth in the Debt Commitment Letters inaccurate in any material respect or that would cause the commitments provided in the Debt Commitment Letters to be terminated, reduced or ineffective or any of the conditions contained therein not to be met. The consummation of the Debt Financing is subject to no conditions precedent or contingencies other than those expressly set forth in the Debt Commitment Letters, there are no conditions precedent or contingencies relating to the condition (financial or otherwise), results, investments, indebtedness, performance, operations, properties or prospects of any

Person other than the Company and its Subsidiaries, and there are no contingencies that would permit the Debt Financing Sources to reduce the total amount of the Debt Financing. Buyer and Merger Subsidiary have fully paid (or caused to be fully paid) all fees required to be paid on or prior to the date hereof pursuant to the Debt Commitment Letters and will promptly pay any additional fees as they become due.

Section 5.10.                          Solvency of the Surviving Corporation. Immediately following the Effective Time and after giving effect to the Merger, including the Debt Financing and the Debt Refinancing, the Surviving Corporation and its Subsidiaries on a consolidated basis will be Solvent. For purposes of this Agreement, “Solvent” when used with respect to the Surviving Corporation, means that, as of any date of determination, (a) the Present Fair Salable Value of its assets will, as of such date, exceed its probable liabilities on existing debts as they become absolute and matured (including, in any event, payments that may become due under the Debt Instruments as a result of the transactions contemplated hereby), (b) the Surviving Corporation will not have, as of such date, an unreasonably small amount of assets or capital for the business in which it is engaged or will be engaged and (c) the Surviving Corporation will be able to pay its debts as they become absolute and matured, in the ordinary course of business. The term “Solvency” shall have a correlative meaning. For purposes of the definition of “Solvent”, “debt” means liability on a right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Corporation (including goodwill) are sold as an entirety with reasonable promptness in an arm’s length transaction under present conditions for the sale of comparable business enterprises.

Section 5.11.                          Acquisition for Own Account. Each of Buyer, Merger Subsidiary and the Holding Companies represents and warrants that (a) it has not entered into, and has no plan or intention to enter into or to cause the Company to enter into (except in the ordinary course of business) negotiations with any third party regarding the sale, transfer, assignment, conveyance or other disposition of the stock of the Surviving Corporation or any assets (including stock of subsidiaries) of the Company, in each case that would constitute a violation of the federal securities Laws or any applicable foreign or state securities Law and (b) it has not acted or been engaged as an agent, broker, finder or intermediary on behalf of any Person with respect to the sale, transfer, assignment, conveyance or other disposition of the stock of the Surviving Corporation or any assets (including stock of subsidiaries) of the Company.

Section 5.12.                          No Reliance. Each of Buyer and, as of the Closing, Merger Subsidiary, acknowledges, on its own behalf and on behalf of its respective Affiliates, that except as expressly provided in this Agreement (i) neither Buyer, Merger Subsidiary nor any of their respective Affiliates is relying (for purposes of entering into this Agreement, any other Transaction Document or otherwise) upon any advice, counsel or representations (whether written or oral) of the Company or any of its Subsidiaries, stockholders or other Representatives other than those representations expressly made in

Article 4 hereof, (ii) Buyer has consulted with its own advisors as to legal, regulatory, tax, financial, accounting, business and investment matters and has made its decisions with respect to the entry of this Agreement and the other Transaction Documents based upon its own judgment and the advice received from such advisors, with a full understanding of the terms, risks and conditions hereof and thereof and is entering into this Agreement and each of the other Transaction Documents to which it is a party with a full understanding of all the terms, conditions and risks hereof and thereof (economic and otherwise), and it is capable of and willing to assume (financially and otherwise) those risks, (iii) none of the Company or any of its Subsidiaries or Affiliates or their respective Related Persons or Representatives has given Buyer, Merger Subsidiary or any of their Affiliates (directly or indirectly through any other Person) any assurance, guarantee, or representation whatsoever as to the expected prospects or projected success, profitability, return, performance, result, effect, consequence or benefit (including legal, regulatory, tax, financial, accounting or otherwise) of the transactions contemplated by this Agreement or any other Transaction Document or the business of the Company to be conducted after the date hereof and (iv) none of the Company or any of its Subsidiaries or stockholders or any of their respective Representatives make, have not made nor shall be deemed to have made any representation or warranty to Buyer, Merger Subsidiary or any of their respective Affiliates, express or implied, at law or in equity, with respect to projections, estimates, forecasts or plans.

Section 5.13.                          Access to Information. In entering into this Agreement and each of the other documents and instruments relating to the Merger and the other transactions contemplated by this Agreement, Buyer and Merger Subsidiary have each conducted an independent investigation and verification of the current condition and affairs of the Company and relied upon its own investigation and analysis, including in respect of the condition, the cash flow and the prospects of the Company and its Subsidiaries. Buyer acknowledges that, for purposes of conducting its due diligence, it has been afforded (including via its Representatives) access to the books, records, facilities and personnel of and information about the Company and its Subsidiaries and their respective financial condition, results of operations, business and properties so as to be able to make an informed investment decision with respect to the Merger and the other transactions contemplated hereby and under the other Transaction Documents, including the opportunity to ask questions that it has deemed necessary of, and has received answers, information and materials from, the Company, its management and its Representatives in connection therewith.

Section 5.14.                          Exclusivity of Representations. The representations and warranties made by Buyer in this Agreement with respect to Buyer and Merger Subsidiary are the exclusive representations and warranties, including any implied warranties, made by Buyer, Merger Subsidiary (as of the Closing) and their respective Related Persons in connection with the transactions contemplated by this Agreement. Buyer and, as of the Effective Time, Merger Subsidiary, each disclaim any other representations and warranties, including implied warranties, other than the representations and warranties set forth in this Agreement, as qualified herein and by the Buyer Disclosure Schedule.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.                          Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the earlier of termination of this Agreement pursuant to Section 10.01 or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its business organizations and relationships with third parties, (ii) maintain in effect all of the Company Permits, (iii) maintain in effect all insurance policies that are in effect as of the date hereof consistent with past practice, (iv) keep available the services of its present officers and employees and (v) maintain satisfactory relationships with its lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed) or as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, from the date hereof until the earlier of termination of this Agreement pursuant to Section 10.01 or the Effective Time, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)                                 amend or propose to amend its articles of incorporation, bylaws or other similar organizational documents;

(b)                                 (i) split, combine or reclassify any shares of its capital stock, (ii) authorize, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock (except for any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company) or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities (except in connection with the forfeiture, net exercise or payment of Taxes in connection with exercise or vesting, of Company Stock Options outstanding on the date of this Agreement);

(c)                                  (i) issue, deliver or sell, or offer to issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities or shares or other equity interests in any Company Joint Venture, including the taking of any actions in furtherance of a public offering of capital stock of the Company or any of its Subsidiaries except as expressly permitted pursuant to Section 6.01(d), other than (A) the issuance of any shares of the Company Stock upon the exercise of company stock options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement and (B) the issuance of any Company Subsidiary Securities to the Company or any other Subsidiary of the Company or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)                                 except as, in the reasonable judgment of the Company, is necessary or advisable to comply with the ongoing reporting requirements of the 1934 Act of the Reporting Subsidiary, prepare or make any filings with the SEC; provided, however, that neither the foregoing nor any other provision of this Agreement shall preclude the Company from filing with the SEC any amendments to the Company S-1, or other documents required to be filed with or furnished to the SEC in connection therewith; provided, further, however, that the Company shall not have such Company S-1 declared effective or take other actions relating to a public offering of the Company or its Subsidiaries prior to the earlier of the Closing and the termination of this Agreement;

(e)                                  incur any capital expenditures, except for (i) those contemplated by the capital expenditure budget set forth in Section 6.01(e) of the Company Disclosure Schedule, which has been provided to Buyer prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $5,000,000 individually or $10,000,000 in the aggregate;

(f)                                   acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any amount of assets, securities, properties, interests or businesses with a value or purchase price in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than (i) pursuant to existing Contracts or binding commitments or (ii) inventory, furniture and equipment in the ordinary course of business consistent with past practices;

(g)                                  other than in connection with actions permitted by this Section 6.01, make any loans, advances or capital contributions to, or investments in, any other Person in excess of $5,000,000 individually or $10,000,000 in the aggregate, other than in the ordinary course of business consistent with past practices or pursuant to existing Contracts or binding commitments;

(h)                                 other than in connection with actions permitted by this Section 6.01, create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than (i) draw-downs under the Subsidiary Credit Agreement not exceeding, in the aggregate, principal amount of $20,000,000 or (ii) inter-company indebtedness among the Company and its Subsidiaries;

(i)                                     other than in connection with actions permitted by this Section 6.01 or Section 8.01 of this Agreement or required pursuant to Section 8.07(d) of this Agreement, (i) enter into any Contract that would constitute a Material Contract, Lease, Company Joint Venture Agreement or material license if it had been entered into as of the date hereof, other than ordinary course purchase or work orders or similar instruments (except any Transaction Documents to which the Company or any Subsidiary thereof is specified to be a party) or (ii) amend or modify, in any material respect, other than in the ordinary course of business consistent with past practice, or terminate any Material Contract, Lease, Company Joint Venture Agreement, material license or Company Permit or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice;

(j)                                    purchase, sell, pledge, dispose of (including a disposition on account of a Lease termination), transfer, lease, license, abandon, fail to maintain or encumber, fail to exercise extensions of the Leases or authorize the sale, pledge, disposition, transfer, lease, license, abandonment, failure to maintain or encumbrance of, any material property, rights or assets of the Company or its Subsidiaries with a value or purchase price in excess of $5,000,000 individually, except for (i) purchases, sales, pledges, dispositions, transfers, leases, licenses or encumbrances pursuant to existing contracts or commitments, (ii) Permitted Liens, (iii) sales or dispositions of inventory and other tangible current assets in the ordinary course of business consistent with past practice and (iv) transfers among the Company and its Subsidiaries;

(k)                                 except as required to comply with Applicable Law or any Material Contract or Employee Plan in accordance with its terms on the date of this Agreement, (i) with respect to any employee of the Company or any of its Subsidiaries whose annual compensation exceeds $250,000 or any director or officer, (A) grant or increase any severance or termination pay (or amend any existing severance pay or termination arrangement or policies) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) (and in the case of any such employee whose annual compensation does not exceed $250,000, any action in the foregoing clause (A) or (B) shall be taken only in the ordinary course of business consistent with past practice), (ii) amend, in any material respect, or establish or adopt, any material Employee Plan or material International Plan, (iii) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except (A) in connection with promotions in the ordinary course of business consistent with past practice or (B) with respect to any employee of the Company or any of its Subsidiaries who is not a director or officer and whose annual compensation does not exceed $250,000, in the ordinary course of business consistent with past practice, (iv) accelerate the payment of any bonus or other amounts (relative to the timing contemplated as of the date of this Agreement), (v) grant any equity-based awards or accelerate the vesting, exercisability or lapse of forfeiture restrictions, as applicable, with respect to any Company Stock Option or Company Restricted Share or (vi) hire or terminate the employment of any full-time employee, except for new hires at an annualized compensation level of $250,000 or less in the ordinary course of business consistent with past practice and terminations of employees for cause;

(1)                                 change the Company’s accounting principles, except as (i) may be requested by the Company’s auditors or (ii) required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act or statutory or regulatory accounting rules or interpretations with respect thereto, as agreed to by its independent public accountants;

(m)                             settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim against the Company or any of its Subsidiaries other than settlements or compromises of any litigation, investigation, arbitration, proceeding or other claim where the amount paid in settlement or compromise does not exceed $5,000,000 individually or where no material equitable relief is imposed on the Company, its Subsidiaries or any of their respective assets, (ii) any stockholder litigation or dispute or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(n)                                 make or change any material Tax election, change any annual Tax accounting period, or adopt or change any material method of Tax accounting, in each case, other than as required by Applicable Law or GAAP, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(o)                                 agree, resolve or commit to do any of the foregoing.

Section 6.02.                          Access to Information; Confidentiality. (a) From the date hereof until the Effective Time (or the date on which this Agreement is terminated in accordance with its terms) and subject to Applicable Law and the Confidentiality Agreement, dated as of January 9, 2012, between Buyer and the Reporting Subsidiary (the “Confidentiality Agreement”), the Company shall, and shall cause its Subsidiaries to, (i) give to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (ii) as soon as reasonably practicable after the end of each calendar month, furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives an unaudited consolidated balance sheet of the Company as of the end of such calendar month and an unaudited consolidated statement of income and unaudited consolidated statement of cash flow for such calendar month and, if the end of such calendar month coincides with the end of a calendar quarter, an unaudited consolidated statement of income and unaudited consolidated statement of cash flow for such calendar quarter and for the relevant year-to-date period, (iii) as soon as reasonably practicable after the end of any fiscal year of the Company, furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives the audited consolidated financial statements of the Company as of the end of such fiscal year and for the fiscal year then ended, (iv) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such other financial and operating data with respect to the business and operations of the Company and its Subsidiaries as such Persons may reasonably request and (v) instruct their respective employees, counsel, financial advisors, auditors and other authorized representatives to reasonably cooperate with Buyer in its investigation of the Company and its Subsidiaries; provided, however, that the Company and its Subsidiaries shall not be obligated to provide, or cause to be provided, such access or information to the extent that the Company determines, in its reasonable, good faith judgment, that doing so would (w) violate Applicable Law, (x) violate a Contract or obligation of confidentiality owing to a third party, (y) jeopardize the protection of an attorney-client privilege or (z) expose the Company to a risk of liability for disclosure of sensitive or personal information of its employees; provided further, however, in the event that the Company does not provide access or information in reliance on the preceding clause, it shall provide notice to Buyer that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or Contract or risk waiver of privilege or exposure to liability. Any investigation pursuant to this Section 6.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.

(b)                                 Upon the Closing, the Confidentiality Agreement shall terminate and be of no further force and effect. If for any reason, the termination of this Agreement occurs prior to the Closing, the parties’ obligations under the Confidentiality Agreement shall continue in full force and effect in accordance with the terms thereof.

Section 6.03.                          Certain Payments and Entitlements. The Company will prior to Closing take all such actions within its control as are required to submit a vote of the Stockholders in accordance with the requirements under Section 280G(b)(5)(B) of the Code with respect to any payment or entitlement of any executive officer or employee of the Company that would otherwise be subject to excise tax under Section 4999 of the Code or to a limitation of deductibility under Section 280G of the Code. Without limiting the generality of the foregoing, the Company shall, in a manner that complies with the requirements of Section 280G(b)(5) and the regulations promulgated thereunder, provide disclosure to the Stockholders that includes all material facts concerning all payments which (but for the approval of the Stockholders under Section 280(b)(5)) would constitute “parachute payments” to any “disqualified individual”, and such disclosure and approval procedures shall be reasonably acceptable to Buyer. The results of such Stockholder vote shall be promptly furnished to Buyer.

Section 6.04.                          Company Management Stockholders Agreement. Notwithstanding anything to the contrary in Section 6.01, the Company shall use its reasonable best efforts to cause each Person whose consent is required to terminate the Company Management Stockholders Agreement pursuant to and in accordance with its terms to execute and deliver to the Company and Buyer a Management Consent at or prior to the Closing (other than the Individual Stockholders who have executed and delivered Management Consents concurrently herewith). If, having complied with its obligations under the preceding sentence, the Company is unable to cause the execution and delivery of any such Management Consents, the Company shall enforce all of its rights under the Management Stockholder Agreement to obligate such Persons to consent to and participate in the transactions contemplated hereby, including the (x) call rights provided in Section 2 therein, (y) drag-along rights provided in Section 3 therein and (z) rights set forth in Section 9(e) therein.

ARTICLE 7
COVENANTS OF BUYER

Buyer agrees that:

Section 7.01.                          Formation and Obligations of Merger Subsidiary. Promptly following receipt of the PRC Regulatory Approvals necessary to form Merger Subsidiary, and in any event prior to the Closing, Buyer agrees to take all actions necessary to cause Merger Subsidiary to be duly and validly formed. Promptly following the formation of Merger Subsidiary, Buyer shall take all action necessary to transfer and assign the rights and obligations of Merger Subsidiary under this Agreement to Merger Subsidiary, and to cause Merger Subsidiary to take the applicable actions contemplated under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, in each case, pursuant to a written agreement in form and substance reasonably satisfactory to the Company

Section 7.02.                          Employee Matters. (a) Buyer agrees that each employee of the Company who continues employment with Buyer, the Surviving Corporation or any of their respective Subsidiaries after the Closing Date (a “Continuing Employee”) shall be provided, for a period extending until the first anniversary of the Closing Date, with (i) base salary, cash bonus opportunities and severance that are the same as the base salary, cash bonus opportunities and severance provided by the Company to such Continuing Employee immediately prior to the date of this Agreement and (ii) benefits that are not materially less favorable, in the aggregate than the benefits generally provided by the Company to Continuing Employees immediately prior to the date of this Agreement. Nothing in this Agreement (x) shall require Buyer, the Surviving Corporation or any of their Subsidiaries to continue to employ any particular Continuing Employee following the Closing Date or (y) shall be construed to prohibit Buyer, the Surviving Corporation or any of their Subsidiaries from amending or terminating any Employee Plan or any employee benefit plan, program or policy of Buyer, the Surviving Corporation or any of their Subsidiaries.

(b)                                 Buyer shall ensure that, as of the Closing Date, each Continuing Employee receive full credit (for all purposes, including eligibility to participate, vesting, vacation entitlement and severance benefits, but excluding benefit accrual) for service with the Company (or predecessor employers to the extent the Company provides such past service credit under its employee benefit plans) under each of the comparable employee benefit plans, programs and policies of Buyer, the Surviving Corporation or the relevant Subsidiary, as applicable, in which such Continuing Employee becomes a participant; provided, however, that no such service recognition shall result in any duplication of benefits. As of the Closing Date, Buyer shall, or shall cause the Surviving Corporation or relevant Subsidiary to, credit to Continuing Employees the amount of vacation time that such employees had accrued but not used under any applicable Employee Plan as of the Closing Date. With respect to each health or welfare benefit plan maintained by Buyer, the Surviving Corporation or the relevant Subsidiary for the benefit of any Continuing Employees, subject only to any required approval of the applicable insurance provider, if any, Buyer shall use its commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Employee Plan for the plan year that includes the Closing Date for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the applicable plan maintained by Buyer, the Surviving Corporation or the relevant Subsidiary, as applicable, for the plan year in which the Closing Date occurs.

(c)                                  No provision of this Section 7.02 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent of such employee or former employee) of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.

ARTICLE 8
COVENANTS OF BUYER AND THE COMPANY

The parties hereto agree that:

Section 8.01.                          Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Buyer shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable, (ii) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) obtaining and maintaining all Third Party Consents and all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the PRC Regulatory Approvals), (iv) securing clearance under all applicable Competition Laws (including the expiration or termination of any applicable waiting period thereunder) of the Merger and the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, or to fully carry out the purposes of, this Agreement. Each of Buyer and the Company shall cooperate with one another in seeking and obtaining all such approvals, authorizations, consents, waivers or clearances, including the preparation of relevant documentation and supplying, as promptly as practicable any additional information and documentary material that may be requested or required in connection therewith, and keep one another reasonably informed with respect to the status of each clearance, approval or waiver sought from any Governmental Authority in connection with the transactions contemplated by this Agreement and any material communications between such party and such Governmental Authority. Each of Buyer and the Company shall consult with one another, and consider in good faith the views of the other party, prior to submitting any written communication to, or entering into any agreement with, any Governmental Authority.

(b)                                 In furtherance and not in limitation of the foregoing, each of Buyer and the Company shall, to the extent not made prior to the date hereof, make appropriate filings pursuant to applicable Competition Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days of the date hereof. It is understood and agreed that the Company, in consultation with Buyer, shall take primary responsibility for communicating with any Governmental Authority relating to filings under the HSR Act and developing strategy for responding to any investigation or inquiry by any Governmental Authority under the HSR Act. The Company shall pay any and all fees and costs associated with the filings and submissions under the HSR Act prior to the Closing; provided, however, that (i) no such fees or costs shall be deemed to be Transaction Expenses in the event that the transactions contemplated hereby are consummated and (ii) the Company shall not be entitled to be separately reimbursed by Buyer for such fees and costs in the event of termination pursuant to Section 10.01. The parties agree not to participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of such filings, investigation or other inquiry unless they consult, where possible, with the other party in advance, and consider in good faith the views of the other party, and, to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate at such meeting or conversation. In furtherance and not in limitation of the foregoing, each of Buyer and the Company shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and shall use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act. Each party will use its reasonable best efforts to cooperate with the other party in obtaining any such Permits related to any Competition Laws; provided, however, that, prior to Closing, no party shall be required to expend money, sell, divest, hold separate or otherwise dispose of any of its or its Subsidiaries’ material assets or properties, commence or participate in any litigation, cease, restrain or otherwise modify its business or operations in any material way, or offer or grant any material accommodation (financial or otherwise) to any Person (including any Governmental Authority) in connection therein.

(c)                                  In furtherance and not in limitation of the foregoing, Buyer and the Company shall, as promptly as practicable and in any event within ten (10) Business Days after the date hereof, submit a draft joint Exon-Florio Filing to CFIUS with regard to the transactions contemplated by this Agreement (the “Draft Filing”), Buyer and the Company shall submit a final joint Exon-Florio notification to CFIUS (the “Final Notice”) within three (3) Business Days of receipt of any CFIUS comments on such draft. Buyer and the Company shall have shared responsibility for preparation and submission of the draft and final Exon-Florio Filing. The Company shall pay any and all fees and costs associated with the preparation and submission of the Exon-Florio Filing prior to the Closing; provided, however, that (i) no such fees or costs shall be deemed to be Transaction Expenses in the event that the transactions contemplated hereby are consummated and (ii) the Company shall not be entitled to be separately reimbursed by Buyer for such fees and costs in the event of termination pursuant to Section 10.01. Each of Buyer, Merger Subsidiary and the Company shall permit the other party to review, prior to submission, the Draft Filing and the Final Notice and shall consider in good faith the written comments of the other party and its Representatives to each of the Draft Filing and the Final Notice and all documents and submission materials relating thereto. The Company hereby agrees promptly to provide Buyer, and Buyer agrees promptly to provide the Company, with all information and other assistance necessary to prepare and timely submit the Exon-Florio Filing in accordance with this Section 8.01(c). Each of Buyer and the Company shall, as promptly as practicable but in any event within the time required to avoid possible rejection or deferred acceptance of the Exon-Florio Filing under 31 C.F.R. § 800.403, respond to any inquiries from CFIUS or any other interested Governmental Authority and make any other submissions under Exon-Florio that are required or requested by CFIUS to be made, or that Buyer and the Company agree should be made; provided, that neither Buyer nor the Company shall make any response, submission or other communication, including the initial submission, with CFIUS without prior consultation, in good faith with, and approval of the other party, unless CFIUS specifically directs otherwise.

(d)                                 In furtherance and not in limitation of the foregoing, Buyer shall, as promptly as practicable and in any event within five (5) Business Days after the date hereof, file or otherwise submit (to the extent not filed or submitted prior to the date hereof) with the applicable Governmental Authority in the PRC all applications for the PRC Regulatory Approvals and use its reasonable best efforts to obtain the PRC Regulatory Approvals with regard to the transactions contemplated by this Agreement as promptly as practicable; provided, however, that to the extent that the issuance of any PRC Regulatory Approval is a prerequisite for the filing or submission for any other PRC Regulatory Approval, Buyer shall, as promptly as practicable and in any event within five (5) Business Days after the issuance date of such prerequisite PRC Regulatory Approval, file or otherwise submit with the applicable Governmental Authority in the PRC the application for such other PRC Regulatory Approval. It is understood and agreed that Buyer shall take primary responsibility for preparation and submission of the applicable filings relating to the PRC Regulatory Approvals; it being agreed that Buyer shall bear all costs related to the preparation, submission and receipt of the PRC Regulatory Approvals. Notwithstanding the foregoing, the Company hereby agrees promptly to provide Buyer with all necessary information and other assistance necessary to prepare and submit such filings in accordance with this Section 8.01(d). Each of Buyer and the Company shall, as promptly as practicable, respond to any inquiries from any applicable Governmental Authority and make any other submissions in connection with the PRC Regulatory Approvals that are required to be made or that Buyer and the Company agree should be made. Buyer agrees not to participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of the PRC Regulatory

Approvals unless it consults, where possible, with the Company in advance, and considers in good faith the views of the Company, and, to the extent permitted by such Governmental Authority, gives the Company or its Representatives the opportunity to attend and participate at such meeting or conversation. Buyer shall use its reasonable best efforts to keep the Company apprised on a reasonably current basis of the status of its efforts to obtain the PRC Regulatory Approvals and of any material communications with the applicable Governmental Authorities in respect thereof, in each case to the extent that such disclosure to the Company is permitted under Applicable Law. Buyer further agrees to (i) provide the Company and its Representatives with reasonable access, in hard copy at Buyer’s offices in Beijing, PRC (at the address set forth in Section 13.01) to all application documents and submissions in respect of the PRC Regulatory Approvals before they are submitted to the Governmental Authorities of the PRC (provided, that the Company and its Representatives shall not be entitled to remove any such copies or otherwise be entitled to receive such copies outside of Buyer’s offices) and (ii) consider in good faith the written comments of the Company and its Representatives to such application documents and submission materials relating to the PRC Regulatory Approvals. Each of Buyer and the Company shall, as promptly as practicable and using reasonable best efforts to avoid possible delay or non-issuance of the PRC Regulatory Approvals, respond to any inquiries from the Governmental Authorities of the PRC and make any other submissions under the Applicable Law of the PRC that are required or requested to be made in connection with the transactions contemplated hereby, or that Buyer and the Company agree should be made; provided, that neither Buyer nor the Company shall make any response, submission or other communication, including the initial submission, with any Governmental Authority of the PRC without prior consultation, in good faith with, and approval of, the other party. Buyer further agrees to provide the Company and its Representatives promptly, and in any event within two (2) Business Days of receipt thereof, of written evidence (or access thereto) in customary form of each of the PRC Regulatory Approvals. To the extent that any question, dispute or disagreement arises as to the receipt, validity, adequacy, form or other term or aspect of any PRC Regulatory Approval, the provisions of  Section 8.02 shall apply to the resolution of such matter.

(e)                                  In furtherance and not in limitation of the foregoing, if fifteen (15) days following the date hereof, one or more movie theatres in Canada is owned or leased by a Subsidiary of the Company that is incorporated under the laws of Canada or a province thereof, then Buyer shall, as promptly as practicable thereafter and in any event within a further five (5) Business Days, file a notification under Part III of the Investment Canada Act in respect of the Merger. If Buyer receives a notice from the Minister of Investments regarding the Merger pursuant to paragraph 15(b) of the Investment Canada Act within the time period specified in such paragraph, then Buyer shall, as promptly as practicable thereafter and in any event within a further five (5) Business Days, file an application for review under Part IV of the Investment Canada Act in respect of the Merger. Buyer shall use its reasonable best efforts to respond promptly to any request from any applicable Governmental Authority relating to the Investment Canada Act, and each of Buyer and the Company shall cooperate with the other party and shall furnish to the other party such information and assistance as the other party may reasonably request in connection with preparing any submission or responding to any such request from a Governmental Authority relating to the Investment Canada Act. If Buyer receives a notice from the Minister of Investments regarding the Merger in accordance with paragraph 15(b) of the Investment Canada Act, Buyer shall use its reasonable best efforts to take all actions necessary to obtain notice from the responsible Minister under the Investment Canada Act that he or she is satisfied that the Merger is likely to be of net benefit to Canada (a “Net Benefit Letter”); provided that, subject to compliance with Section 8.01(e) of the Company Disclosure Schedule, as a condition of or otherwise for purposes of the issuance by the responsible Minister under the Investment Canada Act of a Net Benefit Letter, no party shall be required to (A) pay any material consideration, grant any other material financial accommodation, or assume any material cost, obligation, limitation, restriction or liability; (B) sell, divest, hold separate or otherwise dispose of any of its or its Subsidiaries’ material assets or properties; (C) commence or participate in any litigation; (D) cease, restrain or otherwise modify its business or operations in a material way; or (E) offer or grant any other material accommodation to any Person.

(f)                                   In furtherance and not in limitation of the provisions of Section 8.01(a), the Company agrees to use its reasonable best efforts to secure needed approvals, authorizations, consents, waivers or clearances from any Person in connection with this Agreement or the Merger, including, without limitation, the Third Party Consents, as promptly as practicable; provided, however, that (i) the Company shall not, without the prior written consent of Buyer, take or agree to take any action that would otherwise be prohibited by Section 6.01  of this Agreement and (ii) the Company shall not, without the prior written consent of Buyer, pay any consideration (or grant any financial accommodation) to, or assume any cost, obligation, limitation, restriction or liability from, any Third Party, in each case, as a condition of or otherwise primarily in connection with obtaining any Third Party Consent, and in no event shall the Company be obliged or required to take any such action prior to the Closing Date (or which is effective prior to the Closing Date); provided, that, notwithstanding anything to the contrary set forth herein or in Section 6.01, in connection with obtaining the Required Third Party Consents only, the Company is hereby expressly permitted to take the actions set forth on Section 8.01(f) of the Company Disclosure Schedule, without Buyer’s prior consent. To the extent that the Company requests Buyer’s approval pursuant to clause (ii) above and Buyer does not grant such approval in a reasonably timely manner, then the Company’s subsequent omission to take (or delay in taking) the specified action(s) shall not be deemed to be a failure of the Company to comply with its obligation to use reasonable best efforts to obtain the Third Party Consents pursuant to this Section 8.01.

Section 8.02.                          PRC Regulatory Approval Dispute. Notwithstanding Section 13.06 herein or in any other term of this Agreement, in the event of a question, dispute or other disagreement as to satisfaction of the condition in Section 9.01(d) of this Agreement, including in respect of the receipt, validity, adequacy, form or other term or aspect of any PRC Regulatory Approval, the party disputing, disagreeing with or otherwise questioning such PRC Regulatory Approval (the “Initiating Party”) shall provide the other party with written notice of its disagreement (a “Notice of Disagreement”) within ten (10) Business Days of its receipt of written or other indication of evidence (or access thereto) of such PRC Regulatory Approval. Any Notice of Disagreement shall specify in reasonable detail the nature of any question, dispute or disagreement so asserted and identify additional information reasonably required by the Initiating Party from the other party or from the applicable Governmental Authority of the PRC to evaluate the determination made in respect of the PRC Regulatory Approval at issue. Within two (2) Business Days of receipt of a Notice of Disagreement, Buyer and the Company shall mutually agree upon and engage one of the PRC law firms set forth on Section 8.02 of the Company Disclosure Schedule (the “PRC Firm”). Promptly thereafter and no later than five (5) Business Days after such engagement, Buyer and the Company shall submit the Notice of Disagreement to the PRC Firm for resolution through the issuance of a written and unqualified legal opinion, in the form attached hereto as Exhibit L, addressed to all of the parties and affirming that the applicable PRC Regulatory Approval has been filed or obtained so as to satisfy the condition in Section  9.01(d) of this Agreement (the “Opinion”). Each party shall furnish with its submission to the PRC Firm such other information and documents as it deems relevant to the Notice of Disagreement or such information and documents as may be requested by the PRC Firm in connection with delivery of the Opinion, with copies of such materials being given to the other party substantially simultaneously. The parties shall use their respective reasonable best efforts to cause the PRC Firm to render an Opinion within fifteen (15) Business Days of submission of the Notice of Disagreement thereto (the “Opinion Period”). The parties hereby acknowledge and agree that if the PRC Firm issues the Opinion within the Opinion Period in respect of the PRC Regulatory Approval subject to the Notice of Disagreement, the delivery of such Opinion shall constitute final, binding and conclusive evidence, not subject to adjudication pursuant to Section 13.06 of this Agreement, of the receipt and adequacy of the applicable PRC Regulatory Approval for purposes of satisfaction of the condition in Section 9.01(d) and resolution of the Notice of Disagreement. The parties hereby further acknowledge and agree that if the PRC Firm does not issue the Opinion within the Opinion Period in respect of the PRC Regulatory Approval subject to the Notice of Disagreement, the failure by the PRC Firm to deliver the Opinion shall constitute final, binding and conclusive evidence, not subject to adjudication pursuant to Section 13.06 of this Agreement, that the applicable PRC Regulatory Approval has not been received and the condition in Section 9.01(d) has not been satisfied, and the Company shall be entitled to payment of $30,000,000 pursuant to Section 10.02 of this Agreement as its remedy in respect thereof. The parties hereby acknowledge and agree that they and their Subsidiaries and Affiliates and their respective Related Persons (x) have not transacted material business with, obtained material legal services from or otherwise entered into material engagements with any of the PRC law firms set forth on Section 8.02 of the Company Disclosure Schedule and (y) will not engage or enter into any commitment, agreement or understanding (whether oral or written) with any of the PRC law firms set forth on Section 8.02 of the Company Disclosure Schedule to transact business with, provide legal services to or otherwise enter into an engagement with such Persons, except in connection with the Opinion to be provided pursuant to this Section 8.02.

Section 8.03.                          Public Announcements. Buyer and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and, except in respect of any public statement or press release as may be required by Applicable Law, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent permitted under Applicable Law, any public statement or press release required to be made by Applicable Law shall be made after reasonable notice to and consultation with the other party, and, to the extent so permitted, the parties shall use their reasonable efforts to cause a mutually agreeable press release or other public statement to be issued.

Section 8.04.                          Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.                          Notices of Certain Events. (a) Each of the Company and Buyer shall promptly notify the other, pursuant to the terms of  Section 13.01, of:

(i)                                     any written notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii)                                  any written notice or communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)                               any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving the Company, any of its Subsidiaries or its or their officers, directors or employees or Buyer, any of its Subsidiaries or Affiliates or its or their officers, directors or employees, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or Section 5.06(a) of this Agreement or that relate to the failure of the Debt Financing to be received; and

(iv)                              upon such party’s knowledge thereof, any inaccuracy of such party’s representation or warranty in this Agreement or breach or failure of such party to comply with or satisfy any covenant hereunder at any time during the term hereof that would reasonably be expected to cause any condition set forth in Article 9 not to be satisfied or the failure of the Debt Financing to be received;

provided, that the delivery of any notice pursuant to this Section 8.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.                          Information Statement. Promptly after the date hereof, the Company, in consultation with Buyer, shall prepare an information statement (the “Information Statement”) in accordance with Section 228 of Delaware Law and shall mail or cause the Information Statement to be mailed to any holder of Company Stock who has not executed a Consent in accordance with Delaware Law.

Section 8.07.                          Debt Financing. (a) Buyer and Merger Subsidiary shall each use their respective reasonable best efforts to complete the Debt Financing at Closing on the terms and conditions described in the Debt Commitment Letters and shall not agree to any amendment or modification to, any waiver of any provision or remedy under, or any replacement of, the Debt Commitment Letters without the prior written consent of the Company if such amendment, modification, waiver or replacement would or would reasonably be expected to (i) reduce the aggregate amount of the Debt Financing, (ii) impose new or additional conditions to the receipt of the Debt Financing on the Closing Date and/or on any date after the Closing Date on which any payment in respect of the Debt Financing is required, including with respect to regulatory approvals (it being understood and agreed that no such amendment, modification, waiver or replacement shall result in the imposition of any condition precedent or other contingency (x) relating to the condition (financial or otherwise), results, investments, indebtedness, performance, operations, properties or prospects of any Person other than the Company and/or its Subsidiaries or (y) to the making of any payment in respect of the Debt Refinancing after the Closing Date other than an event of default resulting from the bankruptcy of the Reporting Subsidiary), (iii) prevent or materially delay the consummation of the transactions contemplated by this Agreement, including the Debt Refinancing, (iv) adversely impact the ability of Buyer or Merger Subsidiary to enforce their respective rights against the other parties to the Debt Commitment Letters or (v) result in the provision of all or any portion of the Debt Financing from any Person that is not organized under the laws of the United States or the PRC or a United States-based branch of a financing source that is organized under the laws of the PRC. In addition, Buyer and Merger Subsidiary shall each use their respective reasonable best efforts to (A) negotiate definitive agreements with respect to the Debt Financing on the terms and conditions contained in the Debt Commitment Letters or on other terms reasonably acceptable to Buyer and Merger Subsidiary and not in violation of this Section 8.07(a) and (B) satisfy on a timely basis all conditions applicable to the Debt Financing under the Debt Commitment Letters. In the event that all conditions to funding under the Debt Commitment Letters (other than the availability of equity financing and such conditions which by their nature can only be satisfied at the Closing) have been satisfied, Buyer and Merger Subsidiary shall each use their respective reasonable best efforts to cause the Debt Financing Sources to fund the Debt Financing required to consummate the Merger and related transactions on the Closing Date and, when required under the terms of the applicable Debt Instrument, the Debt Refinancing (including taking enforcement actions to cause the Debt Financing Sources to provide such financing) and Buyer shall, in each case, cause the proceeds of the Debt Financing to be applied to repay or redeem any Indebtedness required to be repaid or redeemed in connection with the Debt Refinancing (whether by contributing or otherwise transferring such proceeds to the Surviving Corporation and the Reporting Subsidiary or otherwise). In the event that any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, (1) Buyer shall promptly notify the Company and (2) Buyer and Merger Subsidiary shall each use their respective reasonable best efforts to obtain alternative financing from alternative sources organized under the laws of the United States or the PRC or the United States-based branches of financing sources that are organized under the laws of the PRC or other financing sources to which the Company may consent in writing on terms not materially less beneficial to the Company as it pertains to conditionality (but in any event not including any conditions or other contingencies (x) relating to the condition (financial or otherwise), results, investments, indebtedness, performance, operations, properties or prospects of any Person other than the Company and/or its Subsidiaries or (y) to the making of any payment in respect of the Debt Refinancing after the Closing Date other than an event of default resulting from the bankruptcy of the Reporting Subsidiary) in an amount sufficient to consummate the Merger as promptly as possible and, when required under the applicable Debt Instrument, the Debt Refinancing. For purposes of this Agreement, references to “Debt Financing” shall include the financing contemplated by the Debt Commitment Letters as permitted by this Section 8.07(a) to be amended, modified or replaced and references to the “Debt Commitment Letters” shall include such document as permitted by this Section 8.07(a) to be amended, modified or replaced, in each case from and after such amendment, modification or replacement, and references to “Debt Financing Sources” in this Agreement shall include any financing source permitted to provide any Debt Financing in accordance with the terms of this Section 8.07(a). Following the Closing, if the Company or any of its Subsidiaries is required to redeem any Indebtedness upon the occurrence of a “Change of Control” resulting from the transactions contemplated hereby under the documents governing such Indebtedness (including the Debt Instruments), the Surviving Corporation shall (and Buyer shall cause the Surviving Corporation and the Reporting Subsidiary to) comply with the requirements under such documents and Buyer shall cause the proceeds of the Debt Financing to be applied to redeem such Indebtedness (whether by contributing or otherwise transferring such proceeds to the Surviving Corporation and the Reporting Subsidiary or otherwise).

(b)                                 Buyer shall keep the Company apprised on a reasonably current basis of the status of its efforts to consummate the Debt Financing.

(c)                                  Buyer acknowledges and agrees that obtaining any Debt Financing is not a condition to the Closing (except to the extent that the consummation of a Debt Financing is prohibited by Applicable Law, pursuant to Section 9.01(a)) and reaffirms its obligation to consummate the transactions contemplated hereby on the terms and subject to the conditions set forth herein, independently of the availability of, or the ability to obtain, any Debt Financing (except to the extent set forth in Section 9.01(a)).

(d)                                 From the date of this Agreement to the Effective Time and subject to Section 8.07(e) below, the Company shall, shall cause its Subsidiaries to, and shall use reasonable best efforts to cause its Representatives to, provide to Buyer all cooperation reasonably requested by Buyer in connection with any Debt Financing. Such cooperation may include, without limitation, (i) the Company’s use of reasonable best efforts to assist Buyer in obtaining, prior to Closing, an amendment to the definition of “Change of Control” in the Subsidiary Credit Agreement to the extent necessary to permit the consummation of the transactions contemplated by this Agreement without causing an event of default under the applicable agreement (it being understood that any such amendment shall be conditioned upon the Closing and become effective substantially concurrently with the Effective Time), (ii) providing direct contact between any Debt Financing Sources and, if a syndication is contemplated, other prospective financing sources in connection with such syndication, on the one hand, and the officers and directors of the Company and its Subsidiaries, on the other hand, providing relevant or appropriate assistance in connection with such entities’ due diligence investigations and, if a syndication is contemplated, participating in a reasonable number of meetings (including customary one-on-one meetings with lead arrangers and agents or prospective lenders or purchasers), presentations and due diligence sessions and sessions with ratings agencies in connection with such syndication, (iii) providing any financial information that may be reasonably requested by Buyer to the extent the same is reasonably available to the Company necessary in connection with any Debt Financing, if applicable, within the time periods required under the Debt Commitment Letters, (iv) taking all corporate actions or executing any required instruments, certificates or documents, subject to the occurrence of the Closing, as may be reasonably requested by Buyer in connection with any Debt Financing, and (v) if a syndication is contemplated, assisting with preparation of any required disclosure documents or customary marketing materials, lender presentations or rating agency presentations. Notwithstanding the foregoing, (A) no officer, director, member of management, employee, Stockholder or other Representative of the Company or its Subsidiaries shall be required to travel outside the United States in connection with the Company or its Subsidiaries’ obligations pursuant to this Section  8.07(d), (B) all material, non-public information regarding the Company and its Subsidiaries provided to Buyer, Merger Subsidiary, any Debt Financing Source or any other Person pursuant to this Section 8.07 shall be kept confidential by them in accordance with the terms of the Confidentiality Agreement, in the case of Buyer and Merger Subsidiary, or a confidentiality agreement on terms substantially identical to those set forth in the Confidentiality Agreement, in the case of any Debt Financing Source or other Person, and (C) none of the Company or any of its Subsidiaries or the Stockholders shall be required to (1) commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time or that would otherwise subject any of them to actual or potential liability in connection with the Debt Financing or (2) take any action to the extent that it would, in the Company’s reasonable, good faith judgment, (x) unreasonably interfere with the business or operations of the Company or its Subsidiaries, (y) violate any Applicable Law or (z) be reasonably likely to result in the waiver of any attorney-client privilege, the unauthorized disclosure of any trade secrets of third parties or the breach of any applicable confidentiality obligations.

(e)                                  Notwithstanding anything to the contrary in this Agreement, including Section 8.07(d) above, none of the Company or any of its Subsidiaries shall incur any fees, charges, expenses, premiums, penalties and other amounts payable in connection with any of the foregoing (including the payment of any commitment or other fee) in connection with any Debt Financing or Debt Refinancing other than to the extent (i) arising out of or pursuant to actions taken at Buyer’s express written request or (ii) otherwise incurred with Buyer’s express written consent (“Approved Expenses”), and none of the Company’s or its Subsidiaries’ respective stockholders or other Representatives shall be required to incur any such fees, charges, expenses, premiums, penalties and other amounts payable except for Approved Expenses that are reimbursable pursuant to the following sentence (it being understood and agreed that nothing herein shall prohibit the Company or any of its Subsidiaries from complying with the terms of the Subsidiary Credit Agreement, any Debt Instrument or any other Indebtedness existing as of the date hereof or incurred in compliance with Section 6.01). Buyer and/or Merger Subsidiary shall, within ten (10) days following receipt of a summary invoice therefor, reimburse the Company and/or its Subsidiaries for all Approved Expenses and shall use reasonable best efforts to obtain all PRC Regulatory Approvals required in connection therewith. To the extent that the Company, its Subsidiaries, or their respective stockholders or other Representatives request Buyer’s approval pursuant to clause (ii) above to take any action in connection with any Debt Financing or Debt Refinancing, and Buyer does not grant such approval in a reasonably timely manner, then such requesting Person’s subsequent omission to take (or delay in taking) such action shall not be deemed to be a failure of the Company to comply with its obligations to cooperate with Buyer pursuant to this Section 8.07. Buyer shall indemnify and hold harmless the Company, its Subsidiaries, their respective Related Persons and Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred in connection with the arrangement of the Debt Financing in accordance with this Section 8.07 and any information utilized in connection therewith.

Section 8.08.                          Indemnification and Insurance. (a) Buyer and Merger Subsidiary agree that all rights to indemnification, exculpation and advancement existing in favor of the current or former directors, officers, employees and agents of the Company or any of its Subsidiaries (the “Indemnified Persons”), as provided in the certificate of incorporation, articles of organization, bylaws or similar constituent documents of the Company or any its Subsidiaries, or in any indemnification agreement or arrangement as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time, shall survive the consummation of the Merger and shall continue in full force and effect from and after the Effective Time.

(b)                                 The Company shall purchase prior to the Closing, and the Surviving Corporation shall maintain with reputable and financially sound carriers, tail policies to the current directors’ and officers’ liability insurance and fiduciaries liability insurance policies maintained on the date of this Agreement by the Company and its Subsidiaries, which tail policies and fiduciaries liability policies (i) shall be effective for a period from the Effective Time through and including the date that is six (6) years after the Closing Date with respect to claims in respect of acts or omissions occurring prior to or at the Effective Time and (ii) shall contain coverage that is at least as protective to the Persons covered by such existing policies (the “D&O Tail Policies”); provided, that the Company shall give Buyer a reasonable opportunity to participate in the selection of such D&O Tail Policies and the Company shall give reasonable and good faith consideration to any comments made by Buyer with respect thereto. The Company shall pay any and all costs associated with the D&O Tail Policies prior to the Closing; provided, however, that no such costs shall be deemed to be Transaction Expenses. The Surviving Corporation shall provide copies of the D&O Tail Policies to the Indemnified Persons covered thereby, as reasonably requested by such Persons from time to time.

(c)                                  This Section 8.08 shall survive the consummation of the Merger and continue in full force and effect and is intended to benefit, and shall be enforceable, as third party beneficiaries, by each Indemnified Person (notwithstanding that such Persons are not parties to this Agreement) and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Applicable Law, contract or otherwise.

(d)                                 In the event that the Surviving Corporation, Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Buyer or the properties and assets thereof, as the case may be, shall succeed to the obligations set forth in this Section 8.08.

Section 8.09.                          Standstill Period. In the event that the Merger is not consummated and this Agreement is terminated, Buyer agrees that for a period of twenty-four (24) months from the date of this Agreement (the “Standstill Period”), except as expressly contemplated by this Agreement, neither it nor any of its Subsidiaries or Affiliates, alone or with others, will in any manner (a) acquire, agree to acquire, or make any proposal to acquire any securities or assets of the Company or any of its Subsidiaries (other than assets transferred in the ordinary course of the Company’s or any such Subsidiary’s business), unless such acquisition, agreement or making of a proposal shall have been expressly first approved by the board of directors of the Company, (b) except with the prior approval of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its Subsidiaries, (c) solicit proxies from the Stockholders or any of its Affiliates, (d) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the 1934 Act) with respect to any voting securities of the Company or any of its Subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the board of directors or the management or policies of the Company or any of its Subsidiaries, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, (g) take any action which might require the Company or any of its Subsidiaries to make a public announcement regarding the possibility of a business combination, merger or extraordinary transaction or (h) assist, advise or encourage any other person in doing any of the foregoing.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.                          Conditions to the Obligations of Each Party. The obligations of the Company and Buyer to consummate the Merger are subject to the satisfaction of the following conditions:

(a)                                 no Applicable Law shall make illegal the consummation of (i) the Merger or (ii) the transactions contemplated by any Debt Financing;

(b)                                 no Governmental Authority shall have enacted, issued, promulgated or entered a final non-appealable order or injunction prohibiting, enjoining or restraining the Merger;

(c)                                  any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

(d)                                 all PRC Regulatory Approvals shall have been filed or obtained (as the case may be);

(e)                                  if a notification under Part III of the Investment Canada Act in respect of the Merger is required to be filed pursuant to Section 8.01(e), then either (i) the Minister of Investments under the Investment Canada Act shall not have sent a notice for review regarding the Merger to Buyer pursuant to paragraph 15(b) of the Investment Canada Act and the time period for sending such a notice shall have expired, or (ii) if the Minister of Investments under the Investment Canada Act has sent a notice for review regarding the Merger to Buyer pursuant to paragraph 15(b), then either (A) Buyer shall have received a Net Benefit Letter from the responsible Minister under the Investment Canada Act, or the responsible Minister, by expiry of the applicable review period under the Investment Canada Act, shall be deemed to be satisfied that the Merger is likely to be of net benefit to Canada, or (B) the Merger shall no longer be subject to the Investment Canada Act; and

(f)                                   Buyer and the Company shall have received notice or other indication from CFIUS that there are no issues of national security sufficient to warrant an investigation under Section 721 of the Defense Production Act, or that the President of the United States, upon conclusion of an investigation, has not and will not exercise his authority under Section 721 to take further action to block or impair the Merger.

Section 9.02.                          Conditions to the Obligations of Buyer and Merger Subsidiary. The obligations of Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                                 (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.03, 4.04(a), 4.05, 4.06(a) and the first sentence of 4.06(b), 4.26, 4.27, 4.28, 4.29 and 4.30 of this Agreement (x) that are qualified by materiality, Company Material Adverse Effect or any similar qualification shall be true at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (y) that are not so qualified shall be true in all material respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); (iii) the other representations and warranties of the Company contained in this Agreement, or in any certificate or other writing delivered by the Company pursuant hereto, shall be true at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iii) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) Buyer shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company to the foregoing effect;

(b)                                 at least three (3) of the five (5) Required Third Party Consents shall have been obtained; and

(c)                                  from the date of this Agreement to the Closing, there shall not exist and there shall not have occurred and be continuing any event or state of facts or circumstances which, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect.

Section 9.03.                          Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a)                                      (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) the representations and warranties of Buyer, Merger Subsidiary and the Holding Companies contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05, 5.06(a) and 5.08 of this Agreement (x) that are qualified by materiality, Buyer Material Adverse Effect or any similar qualification shall be true at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time) and (y) that are not so qualified shall be true in all material respects at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time); (iii) the representation and warranty of Buyer contained in Section 5.06(b) shall be true in all respects at and as of the Closing as if made at and as of such time; (iv) the other representations and warranties of Buyer, Merger Subsidiary and the Holding Companies contained in this Agreement, or in any certificate or other writing delivered by Buyer or Merger Subsidiary pursuant hereto, shall be true at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (iv) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; and (v) the Company shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer, Chief Financial Officer or General Counsel of Buyer to the foregoing effect.

ARTICLE 10
TERMINATION

Section 10.01                      Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a)                                      by mutual written agreement of the Company and Buyer;

(b)                                      by either the Company or Buyer, if:

(i)                                          the Merger has not been consummated on or before October 3, 2012 (such date, as it may be automatically extended in accordance with the following proviso, the “End Date”); provided, however, that if all of the conditions to closing set forth in Article 9 (other than those that by their nature can only be satisfied at the Closing) are first satisfied after the date (the “Pre-End Date”) that is ten (10) Business Days prior to October 3, 2012, then the End Date shall automatically be extended one time to the date that is ten (10) Business Days after the Pre-End Date;

(ii)                                       (A) there shall be any Applicable Law that shall make illegal the consummation of the Merger or (B) a Governmental Authority shall have enacted, issued, promulgated or entered an order or injunction prohibiting, enjoining or restraining the Merger and such order or injunction shall have become final and nonappealable;

(c)                                       by Buyer, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 9.01 or Section 9.02 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by the Company by the earlier of (A) the End Date and (B) within twenty (20) days after the giving to the Company of written notice of such breach or failure; provided that, at the time of such termination, Buyer shall not be in material breach of its obligations under this Agreement; or

(d)                                      by the Company, if (i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Buyer or Merger Subsidiary set forth in this Agreement shall have occurred that would cause any of the conditions set forth in Section 9.01 or Section 9.03 not to be satisfied and (ii) such condition is incapable of being cured or, if curable, is not cured by Buyer or Merger Subsidiary by the earlier of (A) the End Date and (B) within twenty (20) days after the giving to Buyer and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of such termination, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties in accordance with Section 13.01.

Section 10.02.                   Effect of Termination. (a) If this Agreement is terminated pursuant to Section 10.01, this Agreement shall, except as provided in this Section 10.02(a), become void and of no effect without liability of any party or any Related Person of such party to any other party or any Related Person of such other party. The provisions of Section 6.02(b), Section 8.09, this Section 10.02 and Article 13 shall survive any termination hereof pursuant to Section 10.01. Notwithstanding anything to the contrary in this Agreement (except for the terms set forth in Section 13.12), if Buyer or the Company fails to effect the Merger or otherwise is in breach of this Agreement, then the aggregate liability of Buyer, the Company and any of Buyer’s Related Persons, whether at law or equity, in contract, in tort or otherwise, shall be limited to the amount set forth in the applicable provision of Section 10.02(b); provided, however, that, subject to Section 10.02(b)(vii), no such termination shall relieve the Company of any liability for damages incurred by Buyer resulting from a material breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement. The parties hereto agree that each Related Person of each party shall be a third party beneficiary of the provisions of this Section 10.02(a) for purposes of the limitations on liability set forth herein.

(b)                                      If this Agreement is terminated:

(i)                  (A) by any party as permitted by Section 10.01(b)(i) and (B) at the time of such termination, all conditions set forth in Sections 9.01, 9.02 and 9.03 other than the condition in Section 9.01(c) shall have been satisfied and the primary cause of the failure to satisfy the condition shall be a breach or failure to perform any covenant or agreement on the part of the Company set forth in Section 8.01(a) or 8.01(b) of this Agreement, the Company shall be fully liable to pay to Buyer an amount equal to $5,000,000 as liquidated damages for any and all liabilities and damages incurred or suffered by Buyer as a result thereof;

(ii)               by Buyer as permitted by Section 10.01(b)(ii) as a result of the entry by a Governmental Authority of a final non-appealable order or injunction prohibiting, restraining or enjoining the Merger pursuant to the HSR Act, provided, that there shall not have been a breach or failure of any representation, warranty or covenant contained in this Agreement by or of Buyer, Merger Subsidiary or any Holding Company, the Company shall be fully liable to pay to Buyer an amount equal to $5,000,000 as liquidated damages for any and all liabilities and damages incurred or suffered by Buyer as a result thereof;

(iii)            by Buyer as permitted by Section 10.01(c) as a result of the non-satisfaction of the condition set forth in Section 9.01(c) and the primary cause of the failure to satisfy the condition shall be a breach or failure any covenant or agreement on the part of the Company set forth in Section 8.01(a) or 8.01(b) of this Agreement, the Company shall be fully liable to pay to Buyer an amount equal to $5,000,000 as liquidated damages for any and all liabilities and damages incurred or suffered by Buyer as a result thereof;

(iv)           by any party as permitted by Section 10.01(b)(i), unless the Closing shall not have occurred on or before the End Date and (A) any of the conditions in Section 9.02 have failed to be satisfied (other than those which by their nature can only be satisfied at the Closing), (B) the condition in Section 9.01(c) or Section 9.01(f) has failed to be satisfied, (C) the condition in Section 9.01(e) has failed to be satisfied or (D) the condition in Section 9.01(a) or Section 9.01(b) has failed to be satisfied because of the passage, entry, enactment or issuance of an Applicable Law or final, non-appealable order or injunction (as applicable) by (x) a Governmental Authority in the U.S., (y) a Governmental Authority in Canada or (z) a Governmental Authority outside of the U.S., Canada and the PRC where Buyer has waived or agreed to waive such condition; provided, that the failure of any condition to be satisfied as described in clauses (A), (B) or (D)(x) shall not have been and shall not be attributable to a breach or failure of any representation, warranty or covenant of Buyer or Merger Subsidiary contained in this Agreement, or that the failure of any condition to be satisfied as described in clause (C) shall not have been and shall not be attributable to a breach or failure of any covenant of Buyer or Merger Subsidiary contained in this Agreement, then Buyer shall be fully liable to pay to the Company an amount equal to $30,000,000 as liquidated damages for any and all liabilities and damages incurred or suffered by the Company as a result thereof;

(v)              by any party as permitted by Section 10.01(b)(ii), unless the transaction is terminated (A) as a result of the passage, entry, enactment or issuance of an Applicable Law or final, non-appealable order or injunction (as applicable) by a Governmental Authority in the U.S., (B) as a result of the passage, entry, enactment or issuance of an Applicable Law or final, non-appealable order or injunction (as applicable) by a Governmental Authority in Canada or (C) by the Company as a result of the passage, entry, enactment or issuance of an Applicable Law or final, non-appealable order or injunction (as applicable) by a Governmental Authority outside of the U.S., Canada and the PRC; provided, that the passage, entry, enactment or issuance of an Applicable Law or final, non-appealable order or injunction (as applicable) by a Governmental Authority in the U.S. is not and shall not have been attributable to a breach or failure of any representation, warranty or covenant of Buyer or Merger Subsidiary contained in this Agreement, then Buyer shall be fully liable to pay to the Company an amount equal to $30,000,000 as liquidated damages for any and all liabilities and damages incurred or suffered by the Company as a result thereof; and

(vi)           by the Company as permitted by Section 10.01(d), Buyer shall be fully liable to pay to the Company an amount equal to $30,000,000 as liquidated damages for any and all liabilities and damages incurred or suffered by the Company as a result thereof.

(vii)        In each of clauses (b)(i)-(vi) above, the specified liquidated damages amount payable to a party thereunder shall be the sole and exclusive monetary remedy that such party shall have against the other party or any Related Person under this Agreement or in connection with the breach or termination of this Agreement. For the avoidance of doubt, payment shall only be made once by one party pursuant to Section 10.02(b)(i)-(vi). In furtherance and not in limitation of the foregoing, neither party (nor any Related Person thereof) shall be permitted to commence an action or Proceeding seeking additional monetary damages in respect of any circumstance in which liquidated damages are payable pursuant to this Section 10.02 and, if any party asserts that it is entitled to any damages (other than the liquidated damages pursuant to this Section 10.02) in connection with this Agreement or its breach or termination, such party shall not be entitled to and shall immediately forfeit all rights to the liquidated damages amounts set forth herein. Notwithstanding the foregoing, this Section 10.02(b) shall in no way prohibit or restrict a party’s right, at its sole election, to seek specific performance of this Agreement or any other equitable relief as contemplated by the provisions of Section 13.11 hereof in lieu of (or as an alternative to) effecting a termination pursuant to Sections 10.01(b), 10.01(c) or 10.01(d); provided, however, that while any party may pursue both (x) a grant of specific performance in accordance with and to the extent expressly permitted by Section 13.11 and (y) monetary damages (or the payment of the applicable amount as provided by this Section 10.02), under no circumstances shall either party be permitted or entitled to receive both such grant of specific performance and such payment of monetary damages (or the applicable liquidated damages amount).

(c)                                  In the case of each of clauses (b)(iv)-(vi) above, the Company shall be entitled to retain the Escrow Amount and interest credited thereon as its sole monetary remedy against Buyer or any of its Related Persons (including Buyer, Merger Subsidiary and the Holding Companies) under this Agreement upon the earlier of (x) the delivery, within three (3) Business Days following the date upon which this Agreement is terminated, by Buyer and the Company to the Escrow Agent of a Joint Certificate

directing the Escrow Agent to immediately deliver all of the Escrow Amount and any interest credited thereon to the Company or (y) the receipt of an arbitral award in accordance with Section 13.06 hereof.

(d)                                 If this Agreement is terminated by any party as permitted by Section 10.01 but other than as provided in Section 10.02(c) above, Buyer shall be entitled to retain the Escrow Amount and interest credited thereon upon the earlier of (x) the delivery, within three (3) Business Days following the date upon which this Agreement is terminated, by Buyer and the Company to the Escrow Agent of a Joint Certificate directing the Escrow Agent to immediately deliver all of the Escrow Amount and any interest credited thereon to Buyer or (y) the receipt of an arbitral award in accordance with Section 13.06 hereof.

(e)                                  In furtherance and not in limitation of the preceding clause (d), in the case of each of clauses (b)(i)-(iii) above, Buyer shall be entitled to receive from the Company as its sole monetary remedy against the Company and its Subsidiaries or any of their respective Related Persons an amount of $5,000,000 upon the earlier of (x) the delivery by Buyer to the Company, within three (3) Business Days following the date upon which this Agreement is terminated, of wire transfer instructions designating the account to which such amount shall be paid or (y) the receipt of an arbitral award in accordance with Section 13.06 hereof.

ARTICLE 11
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 11.01.                   Survival of Company Representations and Warranties. The representations, warranties, covenants and agreements of the Company contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate (i) at the Effective Time, except for those covenants and agreements set forth in Article 12 and Article 13, each of which shall survive for such time as set forth herein or indefinitely, or (ii) upon termination of this Agreement pursuant to Section 10.01, except as otherwise provided in Section 10.02(a).

Section 11.02.                   Survival of Buyer, Merger Subsidiary and the Surviving Corporation Representations and Warranties. The representations, warranties, covenants and agreements of Buyer, Merger Subsidiary and the Surviving Corporation contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith (as applicable) shall terminate (i) at the Effective Time, except for those covenants and agreements set forth in Article 2, Sections 7.02, 8.03, 8.04, 8.07, 8.08, Article 12 and Article 13, each of which shall survive for such time as set forth herein or indefinitely, or (ii) upon termination of this Agreement pursuant to Section 10.01, except as otherwise provided in Section 10.02(a).

ARTICLE 12
INDEMNIFICATION

Section 12.01.                   Indemnification. (a) Subject to Section 12.03(b), Section 12.03(c) and the other Sections of this Article 12, from and after the Effective Time, the Equityholders, severally but not jointly, shall, solely out of the Indemnity Escrow Fund, indemnify Buyer in respect of, and save and hold it harmless from and against: (i) any and all Damages that arise from or as a result of any undisclosed liabilities (whether absolute or contingent, accrued or unaccrued) of the Company or any of its Subsidiaries (A) that existed as of the date of this Agreement (and then only to the extent of such Damages on the date of this Agreement), (B) of which the individuals listed on Section 12.01(a)(i) of the Company Disclosure Schedule had actual knowledge, without obligation of inquiry, on the date of this Agreement, and (C) that are not disclosed on the Company Disclosure Schedule, including Section 12.01(a)(ii) thereof, or in the Company SEC Documents; (ii) any unpaid Transaction Expenses payable after the Effective Time but solely to the extent such amounts exceed the amounts set forth on the Transaction Expenses Certificate; (iii) any and all out-of-pocket costs and expenses actually incurred by the Company or any of its Subsidiaries or for which such Persons are liable to the extent specified on Section 12.01(a)(iii) of the Company Disclosure Schedule; and (iv) any and all Section 8.01(e) Expenses incurred by Buyer or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) or for which such Persons are liable to the extent specified on Section 12.01(a)(iv) of the Company Disclosure Schedule. Buyer hereby acknowledges and agrees that the mere existence of an undisclosed liability shall not in and of itself constitute a Damage for purposes of indemnification under this Article 12, and Buyer shall be required to prove Damages suffered by the Surviving Corporation and its Subsidiaries as a result of such undisclosed liability in order to be entitled to recover amounts from the Indemnity Escrow Fund hereunder (and then only to the extent set forth herein).

(b)                                 The right to indemnification set forth in Section 12.01(a) above shall commence at the Effective Time and continue in full force and effect until the earlier of (x) the date that is fourteen (14) days following completion of the audit of the Surviving Corporation’s financial statements for the fiscal year ended December 31, 2012 and (y) May 15, 2013 (the “Indemnity Escrow Termination Date”). No claim for indemnification pursuant to Section 12.01(a) may be made after the Indemnity Escrow Termination Date; provided, however, that any claim made or asserted by a party in accordance with Section 12.03 and within the time period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied. Buyer must give notice, in accordance with Section 12.03, of any claim for indemnification sought under this Section 12.01 on or prior to the Indemnity Escrow Termination Date and any claim for indemnification not made by Buyer in accordance with Section 12.03 on or prior to such date is automatically irrevocably and unconditionally released and waived without any further action required by any party.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement:

(i)                                     as to any claim for indemnification pursuant to Section 12.01(a)(i), Buyer shall not be entitled to indemnification (A) for any single Damage or series of related Damages that does not exceed $1,000,000 and (B) until all single Damages or series of related Damages in excess of $1,000,000 exceed, in the aggregate, an amount equal to $10,000,000 (the “Deductible”), in which case Buyer shall be entitled to indemnification (subject to the Cap) only to the extent such Damages exceed the Deductible;

(ii)                                  the maximum amount which Buyer is entitled to recover pursuant to Section 12.01(a) shall in no event exceed the Indemnity Escrow Fund (the “Cap”);

(iii)                               any indemnity payment under this Agreement shall be treated as an adjustment to the purchase price paid by buyer for Tax purposes;

(iv)                              in calculating amounts payable to Buyer under this section, the amount of any indemnifiable Damages shall be determined without duplication of any other indemnifiable Damages for which an indemnification claim has been made under any other covenant, agreement or other provision of this Agreement or any other Transaction Document, and any indemnifiable Damages shall be limited to the amount of actual out-of-pocket Damages incurred by reason of such undisclosed liability (and no Equityholder shall have an indemnification payment obligation in respect of any contingent liability unless and until such liability becomes due and payable);

(v)                                 Buyer shall not be indemnified or reimbursed for any Damage (A) arising or resulting from any change in Applicable Law or GAAP from and after the Closing Date, (B) for which reserves exist in the financial statements included or incorporated by reference in the Company SEC Documents, or (C) to the extent that such Damage is attributable to: (x) any voluntary act, omission, transaction, or arrangement carried out at the request of, or with the written consent of, Buyer before, on or after the date hereof or under the terms of this Agreement or any other Transaction Document; (y) any voluntary act, omission, transaction, or arrangement carried out by Buyer on or after the date hereof which is outside the ordinary course of business and/or which Buyer knew, or ought reasonably to have known (without obligation of inquiry), would result in a Damage; or (z) any admission of liability made in breach of the provisions of this Agreement by Buyer; and

(vi)                              To the extent that the individuals set forth on Section 1.01 of the Buyer Disclosure Schedule had actual knowledge (without obligation of inquiry) of the facts, events or circumstances giving rise to such Damages at or before the date of this Agreement and the amount of such Damages, Buyer shall not be entitled to seek recovery for such amount of Damages pursuant to this Section 12.01.

(d)                                 The amount of any Damages subject to indemnification under this Agreement shall be calculated (i) net of any amounts recovered by Buyer or its Affiliates (including the Surviving Corporation after the Closing) under applicable insurance policies held by Buyer or its Affiliates and (ii) net of any cash Tax benefit recognized by Buyer or its Affiliates (including the Surviving Corporation after the Closing) by reason of the facts and circumstances giving rise to the indemnification. For purposes of the preceding sentence, the amount of any state income Tax benefit or cost shall take into account the federal income Tax effect of such benefit or cost.

(e)                                  Buyer and its Affiliates shall seek full recovery under all insurance policies covering any Damage to the same extent as they would if such Damage were not subject to indemnification hereunder, and until the Indemnity Escrow Termination Date neither Buyer nor the Surviving Corporation shall terminate or cancel any insurance policies maintained by the Company for periods prior to the Closing. In the event that an insurance recovery is made by Buyer or any of its Affiliates with respect to any Damage for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery (net of all direct unreimbursed collection expenses) shall be made promptly to the Stockholder Representative (for the benefit of the Equityholders). If any of the Damages for which Buyer seeks recovery under this section are recoverable or reasonably likely to be recoverable against any other Person at the time that payment is due hereunder, Buyer shall attempt in good faith to collect any and all such Damages on account thereof from such third party for the benefit of the Equityholders. Buyer shall reimburse the Equityholders for any and all Damages paid by the Equityholders to Buyer pursuant to this section to the extent such amount is subsequently paid to Buyer by any Person other than the Equityholders. Buyer shall use reasonable best efforts to mitigate or resolve any claim or liability that could reasonably be expected to give rise to any Damages that are indemnifiable hereunder, upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any such Damages. Buyer shall not be entitled to indemnification under this section for the amount of any Damages in excess of the amount of such Damages which would have been incurred but for (i) the failure of Buyer, the Surviving Corporation or any of its or their Affiliates to use reasonable best efforts to mitigate such Damages upon becoming aware of any claim, or (ii) the unlawful conduct of Buyer, the Surviving Corporation or any of its or their Affiliates or breach by any such Person of any of the provisions of this Agreement. In the event of a payment to Buyer in respect of any indemnifiable claim pursuant to this Section 12.01, the Stockholder Representative (on behalf of the Equityholders) shall be subrogated, to the extent of such payment, to all rights and remedies of Buyer to any insurance benefits or other claims of Buyer with respect to such claim. Without limiting the generality or effect of any other provision hereof, Buyer shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein and otherwise cooperate in the prosecution of such claims.

(f)                                   To the extent requested by Buyer, indemnity amounts payable to Buyer under this Agreement shall be paid to the account of a Holding Company specified by Buyer in writing in such request.

Section 12.02.                   Exclusivity. From and after the Effective Time, the indemnities set forth in this Article 12 shall be the sole and exclusive remedies of Buyer, Merger Subsidiary, the Surviving Corporation and their respective Affiliates and Related Persons against any Equityholder and/or the Stockholder Representative and each of their respective Related Persons with respect to any breach of representation, warranty, covenant or agreement contained in this Agreement or otherwise arising from the transactions contemplated by this Agreement or any other Transaction Document and then solely to the extent provided for in this Article 12. In furtherance of the foregoing, from and after the Effective Time, Buyer, Merger Subsidiary, the Surviving Corporation and their respective Affiliates and Related Persons hereby waive, to the fullest extent permitted by Applicable Law, any and all other rights, claims and causes of action (including rights of contribution, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that any of them may have against any of the Equityholders, the Stockholder Representative or their respective Related Persons, as the case may be, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort or any other theory of liability, or whether at law or in equity, and shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 12. Each of Buyer, Merger Subsidiary, the Surviving Corporation and their respective Affiliates and Related Persons further acknowledges and agrees that they may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, all of which are hereby waived or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) or the Stockholder Representative. Each of Buyer, Merger Subsidiary, the Surviving Corporation and their respective Affiliates and Related Persons expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims and understands the significance of this release and waiver of statutory protection. Each such Person acknowledges and agrees that this waiver is an essential and material term of this Agreement. The parties acknowledge and agree that each Equityholder and its respective Related Persons shall be a third party beneficiary of the provisions of this Section 12.02 for purposes of the limitations on liability set forth herein.

Section 12.03.                   Method of Asserting Claims. All claims for indemnification by Buyer under Section 12.01 will be asserted and resolved as follows:

(a)                                 In the event any claim or demand in respect of which Buyer would be entitled to seek indemnity under Section 12.01 is asserted against or sought to be collected from Buyer by a Person other than the Buyer, Merger Subsidiary or any of their respective Affiliates (a “Third Party Claim”), Buyer shall deliver a written notice (a “Claim Notice”) to the Stockholder Representative with reasonable detail regarding the Third Party Claim, including the basis therefor and a good faith reasonable calculation of the Damages claimed (taking into account the information then available to Buyer), no later than five (5) Business Days following the date on which Buyer obtained actual knowledge of the events or circumstances giving rise to such claim or demand; provided, however, that the failure to so notify the Stockholder Representative shall not relieve the Equityholders of their obligations hereunder unless the Equityholders are actually prejudiced thereby. At the time the Third Party Claim is made and thereafter, Buyer shall provide the Stockholder Representative with copies of all materials in its possession or provided to it describing the facts or otherwise containing information regarding the basis for the Third Party Claim. The Stockholder Representative shall notify Buyer within the Dispute Period if the Equityholders dispute the claim for indemnification under this Article 12 or whether the Equityholders desire, at their sole cost and expense, to defend Buyer against such Third Party Claim.

(i)            If the Stockholder Representative notifies Buyer within the Dispute Period that the Equityholders desire to defend Buyer with respect to the Third Party Claim pursuant to this Section 12.03, then the Stockholder Representative will, at its option, have the right to defend, with counsel selected by the Stockholder Representative, at the sole cost and expense of the Equityholders, such Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Equityholders to a final conclusion. Subject to the following clause (iii), if the Stockholder Representative assumes defense of a Third Party Claim, the Equityholders will have full control of such defense and proceedings, including any settlement thereof; provided, however, that Buyer may participate (but not control), at its own expense, in the defense of such Third Party Claim; and provided further, that if requested by the Stockholder Representative, Buyer will cooperate with the Stockholder Representative and its counsel in contesting any Third Party Claim that the Equityholders elect to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than Buyer or any of its Affiliates).

(ii)           Buyer will have the right to assume and maintain control of the defense of the Third Party Claim, at the sole cost of the Equityholders, if (A) the Stockholder Representative fails to notify Buyer within the Dispute Period that the Equityholders desire to defend the Third Party Claim pursuant to this Section 12.03 or (B) if the Stockholder Representative fails to give any notice whatsoever within the Dispute Period. If Buyer assumes and maintains control of the defense of any Third Party Claim, then Buyer will have the right to defend the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by Buyer to a final conclusion or will be settled at the discretion of Buyer (subject to clause (iv) below); provided, however, that the Stockholder Representative may participate, at the expense of the Equityholders, in the defense of such Third Party Claim.

(iii)          If Buyer maintains control of the defense of any Third Party Claim, the Stockholder Representative will be entitled to participate in any such defense with separate counsel at the expense of the Equityholders if, in the reasonable opinion of counsel to the Stockholder Representative, a conflict or potential conflict exists between Buyer and the Equityholders that would make such separate representation advisable. If the Equityholders maintain control of the defense of any Third Party Claim, Buyer will be entitled to participate in any such defense with separate counsel at its expense if, in the reasonable opinion of counsel to Buyer, a conflict or potential conflict exists between Buyer and the Equityholders that would make such separate representation advisable.

(iv)          The Stockholder Representative shall be kept reasonably informed of all Third Party Claims at all stages thereof, whether or not it elects to defend such claims, and the parties hereto agree to cooperate fully with each other, and keep each other reasonably informed, in connection with the defense, negotiation or settlement of all Third Party Claims. Notwithstanding anything in this Section 12.03 to the contrary, neither Buyer nor the Stockholder Representative shall, without the written consent of the other party (which consent shall not be unreasonably conditioned, withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by the applicable third party claimant, and the Stockholder Representative notifies Buyer in writing of the Stockholder Representative’s willingness to accept the settlement offer and, subject to the applicable limitations of Section 12.01, pay the amount called for by such offer, and Buyer declines to accept such offer, Buyer may continue to contest such Third Party Claim, free of any participation by the Stockholder Representative, and the amount of any ultimate liability with respect to such Third Party Claim subject to indemnification hereunder shall be limited to the lesser of (A) the amount of the settlement offer that Buyer declined to accept or (B) the aggregate Damages of the Surviving Corporation with respect to such Third Party Claim.

(b)           In the event Buyer is entitled to indemnification under Section 12.01 with respect to Damages that do not involve a Third Party Claim (an “Indemnity Claim”), Buyer shall deliver a written notice (an “Indemnity Notice”) with reasonable detail regarding the Indemnity Claim, including the basis therefor and a good faith reasonable calculation of the Damages claimed (taking into account the information then available to Buyer) no later than five (5) Business Days of the date on which Buyer obtained actual knowledge of the events or circumstances giving rise to such claim to the Stockholder Representative. At the time the Indemnity Claim is made and thereafter, Buyer shall provide the Stockholder Representative with copies of all materials in its possession or provided to it describing the facts or otherwise containing information regarding the basis for the Indemnity Claim.

(c)           The Stockholder Representative shall notify Buyer within the Dispute Period if the Equityholders dispute the claim for indemnification under this Article 12. If the Stockholder Representative has timely disputed indemnification with respect to such Indemnity Claim, Buyer and the Stockholder Representative shall proceed in good faith to negotiate a resolution of such dispute. If the dispute is not resolved through such negotiations within sixty (60) days after the delivery of the Indemnity Notice, such dispute shall be resolved fully and finally in accordance with the terms and provisions of Section 13.06 of this Agreement.

Section 12.04.      Manner of Payment. (a)(i) One (1) Business Day following the Indemnity Escrow Termination Date (as defined herein), the Indemnity Escrow Agent shall pay all amounts remaining in the Indemnity Escrow Fund, including any interest and other income resulting from the investment of such amounts, on the Indemnification Escrow Termination Date, directly to: (A) each former Stockholder of the Company, and (B) the Surviving Corporation, on behalf and for the benefit of each former holder of Company Stock Options and Company Restricted Shares, and (ii) on the Indemnity Escrow Termination Date, the Indemnity Escrow Fund shall terminate. Payment of such amounts to the Equityholders (and to the Surviving Corporation on behalf of the Option Holders and Restricted Share Holders) shall be made as follows: (x) each former Stockholder and each former Restricted Share Holder shall receive an amount in cash equal to (1) the Final Per Share Consideration (as determined immediately following the release of such amounts) multiplied by the total number of shares of Company Stock or Company Restricted Shares formerly held by such Person minus (2) the aggregate Final Per Share Consideration (including, for the avoidance of doubt, any Per Share Closing Date Consideration) previously paid to such holder; and (y) each former Option Holder shall receive, in respect of each Final In-The-Money Company Stock Option (as determined immediately following the release of such amounts) formerly held by such holder, an amount in cash equal to (i)(A) the excess, if any, of the Final Per Share Consideration (as determined immediately following the release of such amounts) over the per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Final In-The-Money Company Stock Option minus (ii) the aggregate amount, if any, previously paid to such holder pursuant to this Agreement with respect to such Final In-The-Money Company Stock Option.

(b)           Notwithstanding the foregoing, in the event an Indemnification Claim or a Third Party Claim arises under this Article 12 and a Claim Notice or an Indemnity Notice has been provided to the Stockholder Representative prior to the Indemnity Escrow Termination Date, a good faith reasonable estimate of the Damages claimed by Buyer shall be made jointly by Buyer and the Stockholder Representative and the corresponding portion of the Indemnity Escrow Fund shall be retained until the amount of Damages has been determined, and any remaining amounts in the Indemnity Escrow Fund shall be distributed as provided for in Section 12.04(a).

(c)           After any final decision, judgment or award shall have been rendered pursuant to Section 13.06 of this Agreement, or a settlement tantamount thereto shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim or a Third Party Claim hereunder, Buyer and the Stockholder Representative shall deliver a joint written instruction to the Indemnity Escrow Agent in accordance with the terms of the Indemnity Escrow Agreement to release the applicable portion of the Indemnity

Escrow Fund with respect to such matter. If any amounts remaining in the Indemnity Escrow Fund are released to the Equityholders (including to the Surviving Corporation on behalf of the Option Holders and Restricted Share Holders), payment of such amounts to the Equityholders shall be made as follows: (x) each former Stockholder and each former Restricted Share Holder shall receive an amount in cash equal to (1) the Final Per Share Consideration, as determined immediately following the release of such additional funds, multiplied by the total number of shares of Company Stock or Company Restricted Shares formerly held by such Person, minus (2) the aggregate Final Per Share Consideration (including, for the avoidance of doubt, any Per Share Closing Date Consideration) previously paid to such holder; and (y) each former Option Holder shall receive, in respect of each Final In-The-Money Company Stock Option (as determined immediately following the release of such additional funds) formerly held by such holder, an amount in cash equal to (i)(A) the excess, if any, of the Final Per Share Consideration (as determined immediately following the release of such additional funds) over the per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Final In-The-Money Company Stock Option minus (ii) the aggregate amount, if any, previously paid to such holder pursuant to this Agreement with respect to such Final In-The-Money Company Stock Option.

(d)           Subject to Sections 12.02 and 13.12, it is hereby acknowledged and agreed that Buyer, Merger Subsidiary, the Surviving Corporation and their respective Affiliates and Related Persons shall, from and after the Effective Time, solely and exclusively seek remedy from the Indemnity Escrow Fund with respect to any claims asserted under Article 12 of this Agreement and, upon the depletion of the Indemnity Escrow Fund, shall have no further recourse against the Equityholders or the Stockholder Representative of their respective Related Persons. The parties acknowledge and agree that each Equityholder and its Related Persons shall be a third party beneficiary of the provisions of this Section 12.04(d) for purposes of the limitations on liability set forth herein.

Section 12.05.        Stockholder Representative. (a) Each Equityholder, by virtue of the approval and adoption of this Agreement or by accepting any consideration payable hereunder, shall be deemed to have irrevocably constituted, appointed, authorized and empowered Apollo Management V, L.P. as the “Stockholder Representative,” for the benefit of the Equityholders and as the exclusive agent and attorney-in-fact to act for and on behalf of each Equityholder in connection with this Agreement and the other Transaction Documents and with full power and authority to take all actions contemplated to be taken by the Stockholder Representative hereunder and thereunder and to facilitate the consummation of the transactions contemplated hereby and thereby, which shall, without limitation, include the power and authority:

(i)            to execute and deliver this Agreement and the Indemnity Escrow Agreement (with such modifications or changes therein as to which the Stockholder Representative, in its sole discretion, shall have consented) on behalf of the Stockholders and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(ii)           to execute and deliver such waivers, consents and amendments (with respect to any and all matters or issues, including those which may have a negative impact on an Equityholder) under this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(iii)          to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the other Transaction Documents and the transactions provided for herein and therein, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under this Agreement and the other Transaction Documents for and on behalf of the Stockholders, including consenting to, compromising or settling any claims, conducting negotiations with Buyer, the Surviving Company and their respective Representatives regarding claims, and, in connection therewith, to (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer, the Surviving Company or any other Person, or by any Governmental Authority against the Stockholder Representative and/or any of the Equityholders, and receive process on behalf of any or all Equityholders in any claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement and the other Transaction Documents; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation;

(iv)          to refrain from enforcing any right of the Stockholders arising out of or under or in any manner relating to this Agreement and the other Transaction Documents; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by the Equityholders unless such waiver is in a writing signed by the waiving party or by the Stockholder Representative;

(v)           to take or refrain from taking any other actions specified in this Agreement to be taken by the Stockholder Representative, including, without limitation, any actions pursuant to the Indemnity Escrow Agreement and Article 12 of this Agreement;

(vi)          to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary, proper or convenient in connection with or to carry out the transactions contemplated by this Agreement and the other Transaction Documents;

(vii)         to engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Equityholders in connection with any matter arising under this Agreement and the other Transaction Documents;

(viii)        to collect, hold and receive any amounts, including any portion of the Indemnity Escrow Amount, received by the Stockholder Representative pursuant to the terms hereof in accordance with the terms of this Agreement and the other Transaction Documents;

(ix)          to provide notice and instructions to the Indemnity Escrow Agent and to authorize disbursement of funds from the Indemnity Escrow Account in accordance with this Agreement and the Indemnity Escrow Agreement; and

(x)           to make any payments or pay any expenses under or in connection with this Agreement on behalf of the Equityholders.

It being understood that, in the case of each of the foregoing, the Stockholder Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions.

(b)           The grant of authority provided for herein is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder. Any and all decisions, actions, consents and instructions by the Stockholder Representative shall be final, binding and conclusive upon all of the Equityholders and their respective executors, heirs, legal representatives, successors and assigns, and no Equityholder shall have the right to object to, dissent from, protest or otherwise contest the same. Buyer shall be entitled to deal exclusively with the Stockholder Representative, on behalf of the Equityholders, under this Agreement and the Indemnity Escrow Agreement and rely conclusively, without further evidence of any kind or obligation of inquiry, on any decision, action, consent or instruction of the Stockholder Representative as being the decision, action, consent or instruction of each Equityholder.

(c)           The Stockholder Representative shall be entitled to receive reimbursement from, and be indemnified by, the Stockholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder, (i) the Stockholder Representative shall incur no responsibility whatsoever to any Stockholders or other party hereto by reason of any error in judgment or other act or omission performed or omitted hereunder and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Equityholder or other party hereto. The Stockholder Representative shall not be liable to the Equityholders for actions taken pursuant to this Agreement or the other Transaction Documents, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted willful misconduct or fraud. Each Equityholder agrees to indemnify, severally in proportion to its Pro Rata Percentage and not jointly, the Stockholder Representative from and against any and all claims, actions, liabilities, obligations, losses, damages, penalties, judgments, suits, costs, fees, expenses or disbursements of whatever kind, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representative hereunder. In the event of any indemnification hereunder, upon written notice from the Stockholder Representative to the Equityholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Equityholder shall promptly deliver to the Stockholder Representative full payment of such Equityholder’s share of the amount of such deficiency in proportion to such Equityholder’s Pro Rata Percentage. The Stockholder Representative shall only have the duties expressly stated in this Agreement and shall have no other duty, express or implied.

(d)           The Stockholder Representative shall receive, hold and manage the Stockholder Representative Reserve, which amount (and the earnings thereon) may be applied as the Stockholder Representative, in its sole discretion, determines to be appropriate to defray, offset or pay any costs or expenses reasonably incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s rights and duties under this Agreement and the other Transaction Documents, including the payment of reasonable fees and expenses of any legal counsel retained by the Stockholder Representative. The balance of the Stockholder Representative Reserve held pursuant to this Section 12.05. if any, and any income earned thereon, shall be paid promptly following the termination of the Indemnity Escrow Fund and the release of all funds contained therein to: (A) the Indemnity Escrow Agent for distribution to each former Stockholder of the Company, and (B) the Surviving Corporation, on behalf and for the benefit of each former holder of Company Stock Options and Company Restricted Shares. Payment of such amounts to the Equityholders (and to the Surviving Corporation on behalf of the Option Holders and Restricted Share Holders) shall be made as follows: (x) each former Stockholder and each former Restricted Share Holder shall receive an amount in cash equal to (1) the Final Per Share Consideration, as determined immediately following the release of such additional funds, multiplied by the total number of shares of Company Stock or Company Restricted Shares formerly held by such Person, minus (2) the aggregate Final Per Share

Consideration (including, for the avoidance of doubt, any Per Share Closing Date Consideration) previously paid to such holder; and (y) each former Option Holder shall receive, in respect of each Final In-The-Money Company Stock Option (as determined immediately following the release of such amounts) formerly held by such holder, an amount in cash equal to (i)(A) the excess, if any, of the Final Per Share Consideration (as determined immediately following the release of such amounts) over the per share exercise price of such Company Stock Option, multiplied by (B) the number of shares of Company Stock subject to such Final In-The-Money Company Stock Option minus (ii) the aggregate amount, if any, previously paid to such holder pursuant to this Agreement with respect to such Final In-The-Money Company Stock Option.

(e)           The Stockholder Representative may resign at any time and may be removed for any reason by the vote or written consent of Equityholders holding a majority of the aggregate shares of Company Stock outstanding immediately prior to the Closing (the “Majority Holders”). In the event of the death, incapacity, resignation or removal of the Stockholder Representative, a new Stockholder Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Stockholder Representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such consent is delivered by Buyer.

(f)            All of the indemnities, immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.

ARTICLE 13
MISCELLANEOUS

Section 13.01.      Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy (including facsimile or e-mail transmission) or sent by nationally recognized overnight courier, and shall be given, if to Buyer, to:

Dalian Wanda Group Co. Ltd.
21/F Block B, Wanda Plaza
93 Jianguo Road
Chaoyang District, Beijing
China 100022
Attention:	Wu Hua
Facsimile:	+86 (10) 8585-3095
Email:	wuhua@wanda.com.cn

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Phillip R. Mills
Facsimile No.:	(212) 701-5800
E-mail:	phillip.mills@davispolk.com

if to the Company, to:

AMC Entertainment Holdings, Inc.
920 Main Street
Kansas City, MO 64105
Attention:	General Counsel
Facsimile No.:	(816) 480-4700
E-mail:	kconnor@amctheatres.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention:	Douglas A. Ryder
Facsimile No.:	(212) 310-8007
Email:	douglas.ryder@weil.com

or to such other address, facsimile number or e-mail address as such party may hereafter specify for this purpose by notice to the other parties hereto. All such notices, requests, consents and other communications shall be deemed to have been delivered and received: (i) in the case of personal delivery or delivery by facsimile, on the date of such delivery (and, if such date is not a Business Day, then on the next Business Day); and (ii) in the case of dispatch by nationally recognized overnight courier, on the next Business Day following such dispatch.

Section 13.02.        Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without further approval by the holders of a majority of the outstanding shares of Company Stock, there shall be no amendment or waiver that would require the further approval of the Stockholders under Delaware Law without such approval having first been obtained.

(b)             No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 13.03.        Expenses. (a) Subject to the treatment provided herein in respect of Transaction Expenses and except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)           Buyer shall pay all transfer, sales, use, stamp duty, stamp duty reserve tax, stamp duty land tax, documentary, registration and other such taxes (including all applicable real estate transfer taxes) (collectively, “Transfer Taxes”) in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby.

Section 13.04.        Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and shall be deemed disclosed for purposes of all other sections or subsections to the extent its relevance to such other sections or subsections is reasonably apparent.

(b)           The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if such information is not risk factor disclosure contained in any Company SEC Document under the heading “Risk Factors” or any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature in each case, other than any specific factual information contained therein.

Section 13.05.        Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except for (i) Section 8.08, which is expressly for the benefit of, and enforceable by, the Indemnified Persons, (ii) Sections 2.04, 2.09  and 2.11, Section 12.02 and Section 12.04, which are expressly for the benefit of, and enforceable by, the Equityholders and their Related Persons (as applicable) and (iii) the last sentence of Section 10.02(a), Section 10.02(b)(vii) and Section 13.12, which are expressly for the benefit of, and enforceable by, each party’s (as applicable) Related Persons for purposes of the limitations on liability set forth therein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)                                 Except as otherwise provided in the following sentences of this Section 13.05(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Notwithstanding the preceding sentence, the parties hereto acknowledge and agree that, prior to the Closing, Buyer shall cause the formation of Merger Subsidiary and shall cause Merger Subsidiary to execute a joinder agreement, in form and substance reasonably satisfactory to the Company, pursuant to which Merger Subsidiary shall assume all of the obligations, and shall have all of the rights, of Merger Subsidiary hereunder; provided, that the execution of such agreement shall not relieve Buyer of any of the obligations of Buyer hereunder, and pursuant to such execution Buyer shall retain all of the rights of Buyer hereunder. Additionally, after the Effective Time, Buyer may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, other than its obligations under Article 2, Section 8.07 and Section 8.08(a) of this Agreement, to (i) one or more of its Affiliates or (ii) any other Person; provided, that any such transfer or assignment by Buyer shall not relieve Buyer of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Buyer.

Section 13.06.                   Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state, except that Delaware Law shall apply to the Merger.

(b)                                 Subject to the terms of Section 13.11 of this Agreement, which relate solely and exclusively to Buyer’s right to specifically enforce the terms of this Agreement prior to its termination pursuant to Section 10.01 or the Closing, the parties acknowledge and agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, shall be exclusively referred to and finally resolved by arbitration under the applicable rules of the London Court of International Arbitration (“LCIA”) as of the date of this Agreement, which rules are deemed to be incorporated by reference into this clause, and applying the substantive laws of the State of New York (in accordance with and subject to Section 13.06(a) above). The seat of the arbitration shall be New York County, New York, and the language to be used in the arbitral proceedings shall be English. The number of arbitrators shall be three. Each of

Buyer, on the one hand, and the Company, on the other hand, shall have the right to nominate an arbitrator and the third, who shall be chairman of the tribunal, shall be nominated by the two party-appointed arbitrators. The tribunal shall use its reasonable best efforts to prepare written findings of fact and conclusions of law within two months of the conclusion of the arbitration hearing. It is mutually agreed that the written decision of the tribunal shall be valid, binding and final from the day it is made and not capable of appeal. The tribunal shall have power to take whatever interim measures it deems necessary, including injunctive relief, specific performance and other equitable relief. Judgment upon the award rendered by the tribunal may be entered in any court having jurisdiction thereof. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.

(c)                                  Without prejudice to the generality of Section 13.06(b), each party hereby acknowledges and agrees that any dispute arising in connection with or in respect of the Deposit Escrow Amount, including which party is entitled to receive the Deposit Escrow Amount and whether an event has occurred in respect of which the Deposit Escrow Amount is payable to the Company or by the Company pursuant to Section 10.02(b) shall be exclusively determined and resolved pursuant to the provisions of Section 13.06(b)  and (c) and shall not be subject to dispute or adjudication pursuant to the terms of the Deposit Escrow Agreement.

(d)                                 Each party agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 13.01 shall constitute valid in personam service upon such party and its successors and assigns in any arbitration proceeding commenced pursuant to this Section 13.06.

(e)                                  Each party acknowledges and agrees that the choice of the laws of the State of New York as the governing law of this Agreement and the other Transaction Documents and Delaware Law as the governing law of the Merger was freely made by it for bona fide purposes.

(f)                                   Each party hereby acknowledges that this is a commercial transaction, that the foregoing provisions for consent to arbitration, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each party and that by agreeing to such provisions each party is waiving important legal rights.

Section 13.07.                   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.08.                   Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile or electronic .pdf submission), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto (including by facsimile or electronic .pdf submission), this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 13.09.                   Entire Agreement. This Agreement, the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 13.10.                   Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 13.11.                   Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Buyer shall, prior to termination of this Agreement pursuant to Section 10.01 or the Closing, be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the City of Wilmington, Delaware), in addition to any other remedy to which they are entitled at law or in equity. The Company agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or any remedy to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedies with respect to any such breach shall be the remedies set forth in Sections 10.01 and 10.02; provided, however, that, notwithstanding anything to the contrary set forth herein, the Company shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of Section 8.09 by Buyer, its Subsidiaries or its and their Affiliates and to enforce specifically the performance of the terms and provisions of Section 8.09 in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in the City of

Wilmington, Delaware), in addition to any other remedy to which the Company is entitled at law or in equity.

Section 13.12.                   Non-Recourse. The parties hereto covenant, acknowledge and agree that this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against a party hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, representative or other Related Person of any party hereto shall have any liability for any obligations or liabilities of such party under this Agreement or for any claim, whether at law or equity, in contract, in tort or otherwise, based on, in respect of, or by reason of, the provisions of this Agreement. The parties acknowledge and agree that each Related Person of the parties shall be a third party beneficiary of the provisions of this Section 13.12 for purposes of the limitations on liability set forth herein.

Section 13.13.                   Governing Document. This Agreement is written in both English and Chinese. The Parties acknowledge that this Agreement was negotiated based on the English version and has been translated into a Chinese version solely in connection with Buyer’s regulatory approvals. Notwithstanding the foregoing, the Parties hereby agree that, in the event that there is any discrepancy or inconsistency between the English version and Chinese version, the English version shall prevail in all cases over the Chinese version.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

AMC ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Craig R. Ramsey
	Name:	Craig R. Ramsey
	Title:	Executive Vice President and Chief Financial Officer

DALIAN WANDA GROUP CO., LTD.

By:	/s/ Zhang Lin
	Name:	Zhang Lin
	Title:	Director

APOLLO MANAGEMENT V, L.P.

By: AIF V Management, LLC, its general partner

By:	/s/ Aaron J. Stone
	Name:	Aaron J. Stone
Title:

[SIGNATURE PAGE TO THE MERGER AGREEMENT]